                                  EXHIBIT 2




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                             CONTRIBUTION AGREEMENT

                                    BETWEEN

                             TENNECO PACKAGING INC.

                                      AND

                           CARAUSTAR INDUSTRIES INC.

                           REGARDING THE FORMATION OF

                                 A PARTNERSHIP

                           DATED AS OF JUNE 21, 1996



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

                               TABLE OF CONTENTS



                                                                                                                       Page
ARTICLE I
DEFINITIONS AND TERMS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.1     Specific Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.2     Other Terms. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         1.3     Other Definitional Provisions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

ARTICLE II

FORMATION OF PARTNERSHIP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.1     Formation of Partnership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.2     Contributions to the Partnership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.3     Contributed Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.4     Excluded Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         2.5     Assumption of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.6     Excluded Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.7     Tax Allocations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.8     Post-Closing Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         2.9     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         2.10    Deliveries by Caraustar. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         2.11    Deliveries by TPI. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         2.12    Deliveries by the Partnership. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         2.13    Transfer Taxes and Recording Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TPI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         3.1     Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         3.2     Corporate Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.3     Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.4     Non-Contravention  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.5     Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         3.6     Financial Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         3.7     Litigation and Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         3.8     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         3.9     Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         3.10    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         3.11    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         3.12    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         3.13    Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         3.14    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         3.15    Entire Business; Title to Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         3.16    Finders' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         3.17    No Other Representations or Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CARAUSTAR . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         4.1     Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

         4.2     Corporate Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         4.3     Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         4.4     Non-Contravention  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         4.5     Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         4.6     Finders' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         4.7     Financial Capability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         4.8     No Other Representations or Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE V

COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.1     Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         5.2     Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.3     Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         5.4     Post-Closing Obligations to Certain Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         5.5     Compliance with WARN and Similar Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         5.6     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         5.7     Use of TPI Marks.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         5.8     Computer Services Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         5.9     Purchase and Brokerage Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         5.10    Rittman Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         5.11    Certain Matters Related to Excluded Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . .  46

ARTICLE VI

CONDITIONS TO CLOSING
         6.1     Conditions to the Obligations of Caraustar and TPI . . . . . . . . . . . . . . . . . . . . . . . . .  47
         6.2     Conditions to the Obligations of Caraustar . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         6.3     Conditions to the Obligations of TPI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

ARTICLE VII

SURVIVAL; INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         7.1     Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         7.2     Indemnification by Caraustar . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         7.3     Indemnification by TPI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         7.4     Indemnification Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         7.5     Characterization of Indemnification Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         7.6     Computation of Losses Subject to Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . .  55

ARTICLE VIII

TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         8.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         8.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

ARTICLE IX

MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         9.1     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         9.2     Amendment; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

         9.3     Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         9.4     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         9.5     Fulfillment of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         9.6     Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         9.7     Public Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         9.8     Return of Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         9.9     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         9.10    Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         9.11    Bulk Transfer Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         9.12    GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM  . . . . . . . . . . . . . . . . . . .  61
         9.13    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         9.14    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         9.15    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

                             SCHEDULES AND EXHIBITS

                                           ANNEXES

Annex A                              -     Joint Venture Agreement
Annex B                              -     Computer Services Agreement
Annex C                              -     CCN Purchase Agreement
Annex D                              -     DLK Brokerage Agreement
Annex E                              -     Mill Procurement Agreement
Annex F                              -     Rittman Lease Space
Annex G                              -     License Agreement

                                           SCHEDULES

Schedule 1.1(a)                      -     Fixtures and Equipment
Schedule 1.1(__)                     -     Property Owned by Third Parties
Schedule 1.1(b)                      -     Knowledge
Schedule 1.1(c)                      -     Leased Real Property
Schedule 1.1(d)                      -     Exceptions to Material Adverse
                                              Change or Effect
Schedule 1.1(e)                      -     Owned Real Property
Schedule 1.1(f)                      -     Rotogravure Employees
Schedule 1.1(g)                      -     Rotogravure Real Property
Schedule 2.3(e)                      -     Certain Assumed Litigation
Schedule 2.4(c)                      -     Excluded Litigation
Schedule 3.3                         -     Consent and Approvals
Schedule 3.4                         -     Non-Contravention
Schedule 3.6(a)                      -     Financial Information
Schedule 3.6(c)                      -     Changes since March Statement of
                                           Assets and Liabilities
Schedule 3.7(a)                      -     Litigation and Claims
Schedule 3.7(b)                      -     Orders and Judgments
Schedule 3.9                         -     Plans
Schedule 3.10                        -     Compliance with Laws
Schedule 3.11                        -     Environmental Matters
Schedule 3.12(a)                     -     Registered Intellectual Property
Schedule 3.12(b)                     -     Restrictions on Use of Intellectual
                                             Property
Schedule 3.12(c)                     -     Claims Affecting Intellectual
                                             Property
Schedule 3.13                        -     Labor Matters
Schedule 3.14(a)                     -     Contracts
Schedule 3.14(b)                     -     Contracts in Default
Schedule 3.15(a)                     -     Exceptions to Entire Business
Schedule 3.15(b)                     -     Encumbrances
Schedule 4.3                         -     Consent and Approvals
Schedule 4.4                         -     Non-Contravention
Schedule 5.2                         -     Conduct of Business
Schedule 5.4(a)                      -     Employees

                             CONTRIBUTION AGREEMENT


            CONTRIBUTION AGREEMENT dated as of June 21, 1996, between TENNECO PACKAGING INC., a Delaware corporation ("TPI"), and CARAUSTAR INDUSTRIES, INC. a North Carolina corporation ("Caraustar").

                             PRELIMINARY STATEMENT

            A. TPI is engaged, in part, in the business of (i) manufacturing, marketing and distributing recycled paperboard at mills located at Rittman, Ohio (the "Rittman Mill") and at Tama, Iowa (the "Tama Mill", and together with the Rittman Mill, the "Mills"), and (ii) procuring, brokering, and processing paperstock from a recycling center located in Cleveland, Ohio (the "Cleveland Center") and at the Rittman Mill (the business of TPI conducted at the Mills and the Cleveland Center are referred to herein as the "Business").

            B. TPI and Caraustar desire to form a partnership to operate the Business. In connection with such formation, (i) TPI will contribute substantially all of the assets and liabilities of the Business to such partnership, (ii) Caraustar shall make a capital contribution of cash to such partnership, and (iii) the partnership shall make an equalization payment to TPI, so that the relative value of TPI's and Caraustar's contributions are in accordance with their interests in the partnership, all as more specifically provided herein.

            NOW, THEREFORE, TPI and Caraustar agree as  follows:

                                   AGREEMENT

                                   ARTICLE I

                             DEFINITIONS AND TERMS

            1.1     SPECIFIC DEFINITIONS.     As used in this Agreement, the
following terms shall have the meanings set forth or as referenced below:

            "ADJUSTED CLOSING STATEMENT OF ASSETS AND LIABILITIES" shall have the meaning set forth in Section 2.8(b).

            "AFFILIATES" shall mean, with respect to any Person, any Persons directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.

            "AGREEMENT" shall mean this Agreement, including the Annexes and Schedules, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

            "ANCILLARY AGREEMENTS" shall mean the Computer Services Agreement, the CCN Purchase Agreement, the Mill Procurement Agreement, the DLK Brokerage Agreement, and the License Agreement.

            "ASSUMED LIABILITIES" shall have the meaning set forth in Section
2.5.

            "BASE RATE" shall mean the "base rate" of interest of Citibank, N.A. or any successor thereto in New York, New York on the Closing Date.

            "BOOKS AND RECORDS" shall mean all lists, files and documents Relating to customers, suppliers and products of the Business and all general ledgers and underlying books of original entry and other financial records of the Business, except to the extent included in or Related to any Excluded Assets.

            "BUMPED EMPLOYEE" shall mean an Employee at the Rittman Mill (other than a Rotogravure Employee) who, pursuant to the terms of the collective bargaining agreement covering such Employee, would be subject to lay-off if a Rotogravure Employee whose job is being eliminated as a result of TPI's ceasing to operate the Rotogravure Assets elected to accept a position at the Rittman Mill.

            "BUSINESS" shall have the meaning set forth in the preliminary statement of this Agreement.

            "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

            "CARAUSTAR" shall have the meaning set forth in the introductory paragraph of this Agreement.

            "CCN PURCHASE AGREEMENT" shall have the meaning set forth in
Section 5.9.

            "CLAIM NOTICE" shall have the meaning set forth in Section 7.4.

            "CLOSING" shall mean the closing of the transactions contemplated by this Agreement.

            "CLOSING DATE" shall have the meaning set forth in Section 2.9(a).

            "CLOSING STATEMENT OF ASSETS AND LIABILITIES" shall have the meaning set forth in Section 2.8(a).

            "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

            "CODE" shall mean the Internal Revenue Code of 1986, as amended, or any successor law.

            "COMPUTER SERVICES AGREEMENT" shall have the meaning set forth in
Section 5.8.

            "CONFIDENTIALITY AGREEMENT" shall mean the Confidentiality Agreement dated February 2, 1996, between Caraustar and TPI.

            "CONTRACTS" shall mean all agreements, contracts, leases, purchase orders, trade billback, refund and other arrangements, incentive agreements, commitments, collective bargaining agreements, and licenses that are Related to the Business or to which the Contributed Assets are subject, except to the extent included in the Excluded Assets.

            "CONTRIBUTED ASSETS" shall have the meaning set forth in Section
2.3.

            "CPA FIRM" shall have the meaning set forth in Section 2.8(b).

            "CURRENT ASSETS" shall mean, as of the Closing Date, Inventory and all other current assets of the Business other than cash and any other current assets that are Excluded Assets.

            "CURRENT LIABILITIES" shall mean, as of the Closing Date, all current liabilities of the Business other than accrued and unpaid or deferred federal, state, local and foreign income Taxes with respect to the taxable periods, or portions thereof ending on or before the Closing Date and any other current liabilities that are Excluded Liabilities.

            "DETERMINATION DATE" shall mean the close of business on the date immediately preceding the Closing Date.

            "DLK BROKERAGE AGREEMENT" shall have the meaning set forth in
Section 5.9.

            "EMPLOYEES" shall mean Persons who are exclusively employed by TPI in the Business as of the Closing Date, including Inactive Employees and any employees on lay-off or leave of absence.

            "ENCUMBRANCES" shall mean liens, charges, encumbrances, security interests, options or any other restrictions or third-party rights.

            "ENVIRONMENTAL CLAIM" shall mean any written claim, notice of violation, assertion of liability or obligation to remediate, or administrative or judicial action by any governmental authority or other Person resulting from or alleging the violation of any Environmental Law or any contamination of the environment by TPI in connection with the operations of the Business.

            "ENVIRONMENTAL LAW" shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, order, judgment, decree or injunction in effect on the date hereof relating to (x) the protection of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land) or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, protection, release or disposal of, Hazardous Substances.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "EQUALIZATION PAYMENT" shall have the meaning set forth in Section 2.2.

            "EXCLUDED ASSETS" shall have the meaning set forth in Section 2.4.

            "EXCLUDED ENVIRONMENTAL LIABILITIES" shall have the meaning set forth in Section 2.6(b).

            "EXCLUDED LIABILITIES" shall have the meaning set forth in Section 2.6.

            "FINANCIAL INFORMATION" shall have the meaning set forth in Section 3.6(a).

            "FIXTURES AND EQUIPMENT" shall mean all furniture, fixtures, furnishings, machinery, vehicles, equipment (including research and development equipment), and other tangible personal property Related to the Business, including Fixtures and Equipment listed on Schedule 1.1(a), except in each case to the extent included in the Excluded Assets.

            "FORMER EMPLOYEES" shall mean Persons whose employment in the Business terminated prior to the Closing Date.

            "GOVERNMENTAL AUTHORIZATIONS" shall mean all licenses, permits, certificates, registrations and other authorizations and approvals required to carry on the Business as currently conducted under the applicable laws, ordinances or regulations of any federal, state, local or foreign governmental authority.

            "HAZARDOUS SUBSTANCES" shall mean (i) any "hazardous substances," within the meaning of 101(14) of CERCLA, 42 U.S.C. Section 9601(14), (ii) any "hazardous waste," as defined by the Resource Conservation and Recovery Act, as amended, (iii) any petroleum product or fractions thereof; or (iv) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable Federal, state or local Environmental Laws.

            "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "INACTIVE EMPLOYEES" shall mean all employees of TPI who are employed in the Business and temporarily absent from active employment by reason of disability, illness, injury, or workers' compensation and who are receiving or eligible to receive disability or workers' compensation payments as a result of such disability, illness or injury, and employees on non-compensated leave of absences, such as pursuant to the terms of the Family Medical Leave Act.

            "INDEMNIFIED PARTIES" shall have the meaning set forth in Section 7.3(a).

            "INDEMNIFYING PARTY" shall have the meaning set forth in Section
7.4.

            "INTELLECTUAL PROPERTY" shall mean (except to the extent included in the Excluded Assets) the following intellectual property (and the rights associated therewith) Related to the Business: trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations-in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; non-public information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; copyrighted works and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

            "INVENTORY" shall mean all inventory held for resale, all raw materials, work in process, finished products, operating and repair materials, spares, wrapping, supply and packaging items Related to the Business, except to the extent included in the Excluded Assets. Inventory shall exclude the materials listed on Schedule 1.1G, which materials are located at the Real Property but owned by third parties.

            "KNOWLEDGE" or any similar phrase means the actual knowledge of those management employees of TPI identified on Schedule 1.1(b).

            "LAWS" shall include any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree in effect on the date hereof.

            "LEASED REAL PROPERTY" shall mean all real property leased on the date hereof by TPI as lessee, including any buildings, structures and improvements thereon or appurtenances thereto, Related to the Business, including the Leased Real Property identified on Schedule 1.1(c).

            "LICENSE AGREEMENT" shall have the meaning set forth in Section
5.11.

            "LOSSES" shall have the meaning set forth in Section 7.2.

            "MARCH STATEMENT OF ASSETS AND LIABILITIES" shall mean the Statement of Assets and Liabilities as of March 31, 1996 included in Schedule 3.6(a).

            "MATERIAL ADVERSE CHANGE" shall mean a change that is materially adverse to the value of the Contributed Assets taken as a whole or materially adverse to the business, financial condition or expected annual results of operations of the Business taken as a whole; provided, however, that any change that affects the paperboard industry generally (including any change in general economic conditions or any change in paper, waste paper or wood prices) and any change identified on Schedule 1.1(d) shall not constitute a Material Adverse Change.

            "MATERIAL ADVERSE EFFECT" shall mean an effect that is materially adverse to the value of the Contributed Assets taken as a whole or materially adverse to the business, financial condition or expected annual results of operations of the Business taken as a whole; provided, however, that any effect arising from matters that affect the paperboard industry generally (including any change in general economic conditions or any change in paper, waste paper or wood prices) and any effect arising from or attributable to any condition, event or circumstance identified on Schedule 1.1(d) shall not constitute a Material Adverse Effect.

            "MILL PROCUREMENT AGREEMENT" shall have the meaning set forth in
Section 5.9.

            "NOTICE PERIOD" shall have the meaning set forth in Section 7.4.

            "OBJECTIONS" shall have the meaning set forth in Section 2.8(b).

            "OWNED REAL PROPERTY" shall mean all real property owned by TPI and Related to the Business, including any buildings, structures and improvements thereon or appurtenances thereto, Related to the Business, including the Rotogravure Real Property and the Owned Real Property identified on Schedule 1.1(e).

            "PARTNERSHIP" shall have the meaning set forth in Section 2.1.

            "PARTNERSHIP INDEMNIFIED PARTIES" shall have the meaning set forth in Section 7.3(a).

            "PENSION PLANS" shall mean the Tenneco Inc. Retirement Plan (for salaried employees) and the Pension Plan for Certain Hourly Rated Employees of Packaging Corporation of America.

            "PERMITTED ENCUMBRANCES" shall have the meaning set forth in
Section 3.15(b).

            "PERSON" shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization.

            "PLANS" shall have the meaning set forth in Section 3.9.

            "REAL PROPERTY" shall mean the Owned Real Property and the Leased Real Property.

            "RELATED TO" OR "RELATING TO" shall mean primarily related to, or used primarily in connection with, prior to the Closing.

            "REQUIRED APPROVALS" shall mean the consents, approvals, waivers, authorizations, notices and filings referred to in Sections 3.3 and 4.3 and Schedules 3.3 and 4.3.

            "RITTMAN LEASE" shall have the meaning set forth in Section 5.10.

            "ROTOGRAVURE ASSETS" shall mean those assets of TPI Related to TPI's Rittman, Ohio folding carton operations, including all Inventory, accounts receivable, fixed assets, and other assets Related thereto, but excluding the Rotogravure Real Property.

            "ROTOGRAVURE EMPLOYEES" shall mean those Employees of TPI who are primarily engaged in operating TPI's rotogravure operations at TPI's Rittman, Ohio, facility, a list of whom are set forth on Schedule 1.1(f).

            "ROTOGRAVURE REAL PROPERTY" shall mean the real property described on Schedule 1.1(g).

            "SUBSIDIARY" shall mean, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person, either directly or through or together with any other Subsidiary of such Person, owns 50% or more of the equity interests.

            "TAX RETURNS" shall mean all reports and returns required to be filed with respect to Taxes.

            "TAXES" shall mean all federal, state, local or foreign taxes, and any other governmental fees or charges of any nature whatsoever and however denominated, including income, gross receipts, windfall profits, goods and services, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

            "TEMPORARY OFFICE SPACE" shall mean that office space used by employees of TPI, who shall become employees of the Partnership, which is being actively used for the conduct of the Business prior to the Closing Date and shared with TPI's employees who are not part of the Business, located at 1603 Orrington, Evanston, Illinois, and at 2740 East Kemper Road, Cincinnati, Ohio.

            "TPI" shall have the meaning set forth in the introductory paragraph of this Agreement.

            "TPI INDEMNIFIED PARTIES" shall have the meaning set forth in
Section 7.2.

            "TPI MARK" shall mean any mark that includes the word "Tenneco" or "Packaging Corporation of America" or any trademark, symbol or logo that uses or incorporates any mark used by Tenneco Inc. or any of its Affiliates that is not used exclusively in the Business.

            "TRANSFER COSTS" shall have the meaning set forth in Section 2.13.

            "UNION EMPLOYEE" shall mean an Employee the terms of whose employment is governed, at least in part, by a collective bargaining agreement.

            "WARN" shall mean the Worker Adjustment and Retraining Notification Act.

            1.2 OTHER TERMS. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

            1.3  OTHER DEFINITIONAL PROVISIONS.

            (a) The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "including" means "including without limitation."

            (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

            (c) The terms "dollars" and "$" shall mean United States dollars.



                                   ARTICLE II

                            FORMATION OF PARTNERSHIP

            2.1 FORMATION OF PARTNERSHIP. On the terms and subject to the conditions set forth herein, at the Closing, TPI and Caraustar shall form a partnership, on the terms of the Joint Venture Agreement attached hereto as Annex A (the "Partnership").

            2.2 CONTRIBUTIONS TO THE PARTNERSHIP. On the terms and subject to the conditions set forth herein, at the Closing:

            (a) TPI shall contribute to the Partnership the Contributed Assets (the "TPI Contribution") and in consideration of such contribution shall receive a 20% interest in the Partnership.

            (b) Caraustar shall contribute to the Partnership $115 million (the "Caraustar Contribution") and in consideration of such contribution shall receive a 80% interest in the Partnership.

                    (c) Simultaneously with the contributions by TPI and Caraustar, in order that the interests of each of TPI and Caraustar in the Partnership are in accordance with the agreed upon value of each party's contribution, the Partnership shall make an equalization payment to TPI of $115 million (the "Equalization Payment").
The amount of the Equalization Payment shall be subject to adjustment after Closing as provided in Section 2.8.

            2.3 CONTRIBUTED ASSETS. For purposes of this Agreement, the Contributed Assets shall be all right, title and interest of TPI in and to the assets Related to the Business, whether tangible or intangible, real or personal, as they exist on the date hereof (except for the Excluded Assets) with such changes, deletions or additions thereto as may occur from the date hereof to the Closing Date consistent with the terms and conditions of this Agreement (the "Contributed Assets"). The Contributed Assets shall include all of the right, title and interest of TPI in the following:

            (i)  the Real Property;

            (ii)  the Fixtures and Equipment;

            (iii)  the Current Assets;

            (iv)  the Intellectual Property;

            (v)  the Contracts;

            (vi)  the Books and Records;

            (vii) all prepaid Taxes to the extent such Taxes, if not prepaid, would be Assumed Liabilities;

            (viii) all refunds, receivables and credits of Taxes to the extent such Taxes are, or if not paid would be, Assumed Liabilities; and

            (ix)    all transferrable Governmental Authorizations.

            2.4 EXCLUDED ASSETS. Notwithstanding anything herein to the contrary, from and after the Closing, TPI shall retain all of its right, title and interest in and to, and there shall be excluded from the contribution to the Partnership, and the Contributed Assets shall not include, the following (collectively, the "Excluded Assets"):

            (a) the assets (including real property, tangible personal property, accounts receivable, intellectual property and contracts) of all businesses other than the Business conducted by TPI and any of its Affiliates, including their specialty packaging (including molded fiber, pressed paperboard, and aluminum foil), folding carton, recycling operations at Jackson, Tennessee, and Nashville, Tennessee plastics, containerboard and associated converting operations, woodlands operations, and solid wood operations;

            (b)     the capital stock of all Subsidiaries of TPI;

            (c) all cash, investment securities and other short-term and medium-term investments;

            (d) all prepaid Taxes to the extent such Taxes are, or if not prepaid would be, Excluded Liabilities;

            (e) all refunds, receivables and credits of Taxes to the extent such Taxes are, or if not paid would be, Excluded Liabilities;

            (f) the computer software and hardware that is used by TPI in performing the services to be provided by TPI to the Partnership pursuant to the Computer Services Agreement;

            (g)     all Tax Returns of TPI;

            (h) the Mark and the Patent Rights as defined in the License Agreement;

            (i)     the Rotogravure Assets;

            (j) any rights of TPI against any third parties with respect to indemnification for actions taken or assets acquired prior to the Closing Date;

            (k) all Books and Records which Relate to any Excluded Asset or Excluded Liability, all Books and Records that TPI is required by law to retain, and any employee files; and

            (l) the Plans, including Pension Plans, and all assets of the Plans.

            2.5 ASSUMPTION OF LIABILITIES. On the terms and subject to the conditions set forth herein, at the Closing, the Partnership shall assume and discharge, or perform or pay when due, all debts, liabilities or obligations whatsoever, other than Excluded Liabilities, that arise out of or are Related to the Business or that otherwise arise out of or are Related to the Contributed Assets, whether arising before or after the Closing and whether known or unknown, fixed or contingent (the "Assumed Liabilities"), including the following:

            (a)     the Contracts;

            (b)     the Current Liabilities;

            (c)     the Transfer Costs;

            (d) except as provided in Section 2.6(b), all liabilities under Environmental Laws arising out of or Related to the conduct of the Business or the Real Property, including liabilities for any obligation to remediate contamination associated with the Business, whether on-site or off-site;

            (e) except as provided in Section 2.6(c), all liabilities (other than liabilities covered by clause (d) above) with respect to all actions, suits, proceedings, disputes, arbitrations, grievances, claims or investigations arising out of or Related to the Business or that otherwise arise out of or are Related to the Contributed Assets, at law, in equity or otherwise, including all warranty claims, product liability matters and the matters identified on Schedule 2.5(e); and

            (f) all liabilities and obligations relating to the employment or termination of employment of Employees, including any obligations to Employees under COBRA, and all other liabilities and obligations relating to Employees with respect to periods commencing on the Closing Date (except as set forth in Section 2.5(e)), including disability benefits and retiree medical and life benefits except for short-term disability, long-term disability and workers' compensation benefits for Inactive Employees prior to their employment by the Partnership.

            2.6 EXCLUDED LIABILITIES. Notwithstanding any other provision of this Agreement, the liabilities and obligations of TPI which are not to be assumed by the Partnership hereunder (the "Excluded Liabilities") are the following:

            (a)     all liabilities arising out of or Relating to the Excluded
Assets;

            (b) all liabilities resulting from or related to (i) the assertion, existence or imposition of any obligation under any Environmental Law to investigate, remove, or remediate or to contribute or pay any amount towards investigation, removal or remediation at any off-site property to which the Business transported disposed or arranged for the transport or disposal of Hazardous Substances prior to the Closing, (ii) contamination by Hazardous Substances at the Real Property with respect to which investigation, removal or remedial activities have been actively conducted within one year prior to the Closing, and (iii) any Environmental Claims pending or, to the Knowledge of TPI, threatened, as of the Closing (collectively, the "Excluded Environmental Liabilities"). Caraustar acknowledges that the costs of (i) replacing the coal burning boilers at the Rittman Mill with non-coal burning boilers, (ii) the closure of the landfill located at the Rittman Mill, and
(iii) continuing the groundwater monitoring at the Tama Mill, are Assumed Liabilities, and none of such costs shall be deemed Excluded Environmental Liabilities;

            (c) all liabilities arising out of the actions, suits, proceedings, disputes, claims or investigations identified in Schedule 2.6(c);

            (d) all liabilities, if any, for severance payments to Rotogravure Employees and to Bumped Employees who shall be laid off as a result of TPI's ceasing to operate the Rotogravure Assets;

            (e)     all liabilities to Former Employees;

            (f) all liabilities to Employees under the Plans with respect to periods ending on or before the Closing Date, all liabilities under the Pension Plans, and any short-term disability, long-term disability and workers compensation benefits under the Plans for Inactive Employees for periods prior to their employment by the Partnership;

            (g) all liabilities for income Taxes imposed with respect to the taxable periods, or portions thereof, ending on or before the Closing Date;

            (h) all other liabilities and obligations for which TPI has expressly assumed responsibility pursuant to this Agreement; and

            (i) all debts, liabilities or obligations whatsoever, that do not arise out of or are not Related to the Business or that do not otherwise arise out of or are not otherwise Related to the Contributed Assets.

            2.7 TAX ALLOCATIONS. The value of the Contributed Assets for federal income tax purposes shall be agreed upon by TPI and Caraustar within thirty days after the final determination of Adjusted Closing Statement of Assets and Liabilities by letter agreement. Each party agrees to complete IRS Form 8594 consistently with the agreed allocation and to furnish the other party with a draft copy of such form within a reasonable period before the filing due date of such form. Neither TPI nor Caraustar shall file any return, on their own behalf or on behalf of the Partnership, with a tax authority that is inconsistent with such allocation.

            2.8 POST-CLOSING ADJUSTMENT. The amount of the Equalization Payment shall be adjusted after the Closing to reflect changes from the March Statement of Assets and Liabilities to the Adjusted Closing Statement of Assets and Liabilities (as defined below) as set forth in this Section 2.8.

            (a) Within 45 days following the Closing Date, TPI shall, at its expense, prepare, or cause to be prepared, and deliver to Caraustar an unaudited Statement of Assets and Liabilities which shall set forth the assets and liabilities of the Business as of the Determination Date (the "Closing Statement of Assets and Liabilities"), prepared on a consistent basis with the March Statement of Assets and Liabilities.

            (b) Caraustar and Caraustar's accountants shall, within 45 days after the delivery by TPI of the Closing Statement of Assets and Liabilities, complete their review of the Closing Statement of Assets and Liabilities. In the event that Caraustar determines that the Closing Statement of Assets and Liabilities does not fairly present the assets and liabilities of the Business in accordance with Section 2.8(a), Caraustar shall inform TPI in writing (the "Objections"), setting forth a specific description of the basis of the Objections and the adjustments to the Closing Statement of Assets and Liabilities which Caraustar believes should be made, on or before the last day of such 45-day period. TPI shall then have 20 days to review and respond to the Objections. If TPI and Caraustar are unable to resolve all of their disagreements with respect to the determination of the foregoing items within 10 Business Days following the completion of TPI's review of the Objections, they shall refer their remaining differences to an internationally recognized firm of independent public accountants as to which TPI and Caraustar mutually agree (the "CPA Firm"), who shall, acting as experts and not as arbitrators, determine, only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Statement of Assets and Liabilities requires adjustment. TPI and Caraustar shall direct the CPA Firm to use its best efforts to render its determination within 45 days. In resolving any disputed item, the CPA Firm may not assign a value to an item greater than the greatest value for such item classified by either party or less than the smallest value for such item claimed by either party. The CPA Firm's determination shall be conclusive and binding upon Caraustar and TPI. The fees and disbursements of the CPA Firm shall be shared by Caraustar and TPI in proportion to the extent to which the parties prevail on the issues submitted to the CPA Firm, as determined by the CPA Firm. Caraustar and TPI shall make readily available to the CPA Firm all relevant books and records and any work papers (including those of the parties' respective accountants) relating to the March Statement of Assets and Liabilities and the Closing Statement of Assets and Liabilities and all other items reasonably requested by the CPA Firm. The "Adjusted Closing Statement of Assets and Liabilities" shall be either: (i) the Closing Statement of Assets and Liabilities in the event that
(x) no Objections are delivered to TPI during the 45-day period specified above, or (y) TPI and Caraustar so agree, (ii) the Closing Statement of Assets and Liabilities, adjusted in accordance with the Objections in the event that TPI does not respond to the Objections within the 20-day period following receipt by TPI of the Objections, or (iii) the Closing Statement of Assets and Liabilities, as adjusted by either (x) the agreement of TPI and Caraustar or (y) the CPA Firm.

            (c) Caraustar shall provide TPI and its accountants full access to the Books and Records, any other information, including work papers of its accountants, and to any employees to the extent necessary for TPI to prepare the Closing Statement of Assets and Liabilities. Caraustar and its accountants shall have the opportunity to observe the taking of a physical inventory of inventory items, to include specifically raw materials, work in process and finished goods, and a select sample of physical inventory of supplies and material items with an item value over $500 at the Rittman and Tama Mills (which may begin prior to the Closing
Date) taken in connection with the preparation of the Closing Statement of Assets and Liabilities and shall have full access to all information used by TPI in preparing the Closing Statement of Assets and Liabilities including the work papers of its accountants.

            (d) In reviewing the Objections, TPI and its accountants shall have full access to all information used by Caraustar in preparing the Objections, including the work papers of Caraustar's accountants.

            (e) If (x) the net amount reflected on the March Statement of Assets and Liabilities is less than (y) the net amount reflected on the Adjusted Closing Statement of Assets and Liabilities, then within 10 Business Days following issuance of the Adjusted Closing Statement of Assets and Liabilities, Caraustar shall make an adjustment payment to the Partnership equal to 80% of the net change plus interest on such amount from the Closing Date through the date of payment at the Base Rate, and the Partnership shall simultaneously make an equalization adjustment payment in such amount to TPI.

            (f) If (x) the net amount reflected on the March Statement exceeds (y) the net amount reflected on the Adjusted Closing Statement of Assets and Liabilities, then within 10 Business Days following issuance of the Adjusted Closing Statement of Assets and Liabilities, TPI shall make an adjustment payment to the Partnership equal to 80% of the net change plus interest on such amount from the Closing Date through the date of payment at the Base Rate, and the Partnership shall simultaneously make an equalization adjustment payment in such amount to Caraustar.

            (g) The equalization adjustment payments payable pursuant to this Section 2.8(e) shall be paid by wire transfer of immediately available funds to the Partnership, and by the Partnership to an account designated by Caraustar or TPI, as the case may be.

            2.9     CLOSING.

            (a) The Closing shall take place at the offices of Jenner & Block, One IBM Plaza, Chicago, Illinois 60611 at 10:00 A.M. (Chicago time), on July 15, 1996, or the second Business Day following the satisfaction or waiver (by the party entitled to waive the condition) of all conditions to the Closing set forth in Article VI, or at such other time and place as the parties hereto may mutually agree, but in no event later than July 20, 1996. The date on which the Closing occurs is called the "Closing Date."

            (b) Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to the Partnership of any Contributed Asset is prohibited by any applicable law or would require any governmental or third-party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, such Contributed Asset shall not be sold, assigned, transferred, conveyed or delivered at Closing. Following the Closing, and without limiting the provisions set forth in Section 5.3, the parties shall use reasonable efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that neither TPI nor the Partnership shall be required to pay any consideration therefor, other than filing, recordation or similar fees payable to any governmental authority, which fees shall be paid by the Partnership. Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to the Partnership the benefits and liabilities of use of such Contributed Asset. Once such authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of a Contributed Asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, TPI shall promptly assign, transfer, convey and deliver, or cause to be assigned, transferred, conveyed and delivered, such Contributed Asset to the Partnership for no additional consideration. To the extent that any such Contributed Asset cannot be transferred or the full benefits and liabilities of use of any such Contributed

Asset cannot be provided to the Partnership following the Closing pursuant to this Section 2.9(b), then the Partnership and TPI shall enter into such arrangements (including subleasing or subcontracting if permitted) to provide to the Partnership the economic (taking into account Tax costs and benefits) and operational equivalent of obtaining such authorization, approval, consent or waiver and the performance by the Partnership of the obligations thereunder, or, of such an arrangement is not feasible, the Adjusted Closing Statement of Assets and Liabilities shall be further adjusted to reflect the deletion of such Contributed Asset, and the amount of the equalization adjustment payments made pursuant to Section 2.8 hereof shall be adjusted accordingly.

            2.10 DELIVERIES BY CARAUSTAR. At the Closing, Caraustar shall deliver to the Partnership or TPI the following:

            (a)  to TPI, a duly executed copy of the Partnership Agreement;

            (b) to the Partnership, the Caraustar Contribution in immediately available funds by wire transfer;

            (c) to TPI, the opinion of the Caraustar's counsel, dated as of the Closing Date, addressed to TPI, in form and substance reasonably satisfactory to TPI;

            (d) to TPI, the certificates and other documents to be delivered pursuant to Section 6.3; and

            (e) to TPI and the Partnership, such other instruments and documents, in form reasonably acceptable to TPI, as may be necessary to effect the Closing.

            2.11 DELIVERIES BY TPI. At the Closing, TPI shall deliver to the Partnership or Caraustar the following:

            (a)  To Caraustar, a duly executed copy of the Partnership
Agreement;

            (b) to the Partnership, assignments, in form reasonably acceptable to Caraustar, assigning to the Partnership all Intellectual Property included in the Contributed Assets;

            (c) to the Partnership, deeds, in limited warranty or other similar form, in form and substance reasonably acceptable to Caraustar transferring all Owned Real Property to the Partnership subject to any and all Permitted Encumbrances;

            (d) to the Partnership, assignments, or where necessary subleases, in form and substance reasonably acceptable to Caraustar, assigning or subleasing to the Partnership all Leased Real Property;

            (e) to the Partnership, bills of sale, in form reasonably acceptable to Caraustar transferring to the Partnership all other Contributed Assets, subject to any and all Permitted Encumbrances;

            (f) to Caraustar, the opinion of TPI's counsel, dated as of the Closing Date, addressed to Caraustar, in form and substance reasonably satisfactory to Caraustar;

            (g) to the Partnership, a duly executed copy of each of the Ancillary Agreements;

            (h) to Caraustar and the Partnership, the certificates and other documents to be delivered pursuant to Section 6.2; and

            (i) such other instruments or documents, in form reasonably acceptable to Caraustar, as may be necessary to effect the Closing.

            2.12 DELIVERIES BY THE PARTNERSHIP. At the Closing, the Partnership shall deliver to TPI and Caraustar the following:

            (a) to TPI, the initial Equalization Payment in the amount of $115 million, in immediately available funds by wire transfer to an account designated by TPI not less than two Business Days prior to the Closing;

            (b) to TPI, such instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to TPI, as may be necessary to effect the Partnership's assumption of the Assumed Liabilities;

            (c) to TPI, a duly executed copy of each of the Ancillary Agreements; and

            (d) to TPI and Caraustar, such other instruments and documents, in form and substance reasonably acceptable to TPI and Caraustar as may be necessary to effect the Closing.

            2.13 TRANSFER TAXES AND RECORDING FEES. All Taxes other than income Taxes, including sales Taxes, transfer Taxes and recording Taxes and fees, imposed upon the transfer of the Contributed Assets hereunder and the filing of any instruments (the "Transfer Costs") shall be the responsibility of, and shall be paid by, the Partnership.



                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF TPI

            TPI represents and warrants to Caraustar as follows:

            3.1 ORGANIZATION AND QUALIFICATION. TPI is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own and operate the Contributed Assets and to carry on the Business as currently conducted. TPI is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of the Contributed Assets or the conduct of the Business requires such qualification, except where the failure to be so qualified or in good standing, as the case may be, would not have a Material Adverse Effect.

            3.2 CORPORATE AUTHORIZATION. TPI has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by TPI of this Agreement and each of the Ancillary Agreements have been duly and validly authorized and no additional corporate authorization or consent is required in connection with the execution, delivery and performance by TPI of this Agreement and each of the Ancillary Agreements.

            3.3 CONSENTS AND APPROVALS. Except as specifically set forth in Schedule 3.3 or as required by the HSR Act, no consent, approval, waiver or authorization is required to be obtained by TPI from, and no notice or filing is required to be given by TPI to or made by TPI with, any federal, state, local or foreign governmental authority or other Person in connection with the execution, delivery and performance by TPI of this Agreement and each of the Ancillary Agreements, other than in all cases where the failure to obtain such consent, approval, waiver or authorization, or to give or make such notice or filing, would not have a Material Adverse Effect or materially impair or delay the ability of TPI to effect the Closing or materially impair the ability of the Partnership to conduct the Business from and after Closing.

            3.4 NON-CONTRAVENTION. Except as set forth on Schedule 3.4, the execution, delivery and performance by TPI of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, does not and will not (i) violate any provision of the certificate of incorporation or bylaws of TPI, (ii) subject to obtaining the consents referred to in Section 3.3, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of TPI under, or to a loss of any benefit to which TPI is entitled under, any Contract or result in the creation of any Encumbrance upon any of the Contributed Assets; or (iii) assuming compliance with the matters set forth in Sections 3.3 and 4.3, violate, or result in a breach of or constitute a default under any law, rule, regulation, judgment, injunction, order, decree or other restriction of any court or governmental authority to which TPI is subject, including any Governmental Authorization, other than, in the cases of clauses (ii) and (iii), any conflict, breach, termination, default, cancellation, acceleration, loss, violation or Encumbrance which, individually or in the aggregate, would not have a Material Adverse Effect or materially impair or delay the ability of TPI to perform its obligations hereunder.

            3.5 BINDING EFFECT. This Agreement constitutes, and each of the Ancillary Agreements when executed and delivered by the parties thereto will constitute, a valid and legally binding obligation of TPI, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors, rights and to general equity principles.

            3.6     FINANCIAL INFORMATION.

            (a) The unaudited Statement of Assets and Liabilities and the unaudited statement of operating profit of the Business as of and for the year ended December 31, 1995, and the unaudited Statement of Assets and Liabilities and the unaudited statement of operating profit of the Business as of and for the three months ended March 31, 1996, attached as Schedule 3.6(a)(collectively, the "Financial Information") fairly present, in all material respects, the selected assets and liabilities of the Business as of the dates thereof, and the revenues and expenses of the Business, taken as a whole, for the periods then ended. Such unaudited Financial Information has been prepared using the historical accounting policies and practices of TPI applied consistently to the periods presented. Schedule 3.6(b) sets forth such historical accounting policies and practices and also sets forth all categories of items and procedures not taken in the preparation of such Financial Information that, pursuant to such policies and practices, are not included in such Financial Information that, under generally accepted accounting principles, would be included or taken in preparation of such Financial Information.

            (b) All of the liabilities reflected on the March Statement of Assets and Liabilities are Related to the Business and arose out of or were incurred in the conduct of the Business.

        (c) Except as set forth in Schedule 3.6(c) or otherwise disclosed in this Agreement, since March 31, 1996, TPI has conducted the Business in the ordinary and usual course and, other than in the ordinary and usual course, has not, with respect to the Business: (i) sold, assigned, pledged, hypothecated or otherwise transferred any assets used primarily in connection with the Business, other than sales, assignments, pledges, hypothecations or other transfers in the ordinary course of business which would not have a Material Adverse Effect; (ii) terminated or materially amended any Contract that is material to the Business, taken as a whole;
(iii) suffered any damage, destruction or other casualty loss which would have a Material Adverse Effect; (iv) except for normal salary administration for Employees, increases pursuant to collective bargaining agreements, or other compensation increases (including bonuses) in the ordinary course of business, increased the compensation payable or to become payable by TPI to any of the Employees or increased any bonus, insurance, pension or other employee benefit plan, payment or arrangement made by TPI, for or with any such Employees; or (v) entered into an agreement to do any of the foregoing.

            3.7     LITIGATION AND CLAIMS.

            (a) Except as set forth in Schedule 3.7(a), there is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation pending involving the Business or any of the Contributed Assets. To the Knowledge of TPI, except as set forth in Schedule 3.7(a), there is no civil, criminal or administrative action, suit, demand, claim, hearing, proceeding or investigation threatened involving the Business or any of the Contributed Assets other than those which, individually or in the aggregate, would not have a Material Adverse Effect or materially impair or delay the ability of TPI to effect the Closing or materially impair the ability of the Partnership to conduct the Business from and after Closing.

            (b) Except as set forth in Schedule 3.7(b), none of the Contributed Assets is subject to any order, writ, judgment, award, injunction, or decree of any court or governmental or regulatory authority of competent jurisdiction or any arbitrator or arbitrators.

            3.8 TAXES. TPI has paid or caused to be paid all Taxes, rates and like assessments on it and its assets that have become due and payable which if not so paid could result in an Encumbrance upon the Contributed Assets except (i) Taxes, rates and like assessments which are being contested in good faith, (ii) Taxes due which are not delinquent, and (iii) Taxes which are the responsibility of the Partnership pursuant to this Agreement.

            3.9 EMPLOYEE BENEFITS. Schedule 3.9 lists each employee benefit plan, as defined in Section 3(3) of ERISA, and each bonus or other incentive compensation, severance, reduction in force, relocation, salary continuation for sickness or other disability, vacation or educational assistance program which TPI maintains, contributes to or has an obligation to contribute to on behalf of Employees (collectively, the "Plans"). None of the Plans constitutes a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). Neither TPI, nor any trade or business (whether or not incorporated) which together with TPI is treated as a single employer under
Section 414(b), (c), (m), or (o) of the Code (a "related party") has incurred (nor has any event occurred that could result in TPI or any related entity incurring) any liability in connection with any existing or previously existing Plan that could become, on or after the Closing Date, an obligation or liability of the Partnership. Neither TPI nor any related entity has had any complete or partial withdrawal, from any multiemployer plan, and the consummation of the transaction contemplated by this Agreement will not result in any such complete or partial withdrawal that could result, directly or indirectly, in any withdrawal liability under Title IV of ERISA to the Partnership.

            3.10 COMPLIANCE WITH LAWS. Except as set forth in Schedule 3.10, (a) the Business is being conducted in compliance with all Laws, and (b) TPI has all Governmental Authorizations necessary for the conduct of the Business as currently conducted; it being understood that nothing in this representation is intended to address any issue relating to Taxes or any compliance issue that is the subject of any other representation or warranty set forth herein.

            3.11 ENVIRONMENTAL MATTERS. Except as set forth on Schedule 3.11, and in each case other than as Related to an Excluded Liability, as it is Related to the Business:

   (a) TPI (i) is, and at all times has been, in compliance in all material respects with all Environmental

Laws, (ii) has not received any written communication (or, to TPI's Knowledge, oral) that alleges that it is not, or at any time has not been, in such compliance, or has caused exposure of any person or the environment to any Hazardous Substance, other than non-compliance which has been cured, and
(iii) has all material permits and other approvals required by the Environmental Laws for the conduct of the Business.

   (b) Other than in compliance with applicable law, to the TPI's Knowledge there is not occurring, and there has not occurred at any time, any generation, storage, treatment, release or disposal of any Hazardous Substance on, in or from any real property currently or formerly owned, leased or operated by TPI in connection with the Business (a "TPI Facility"), nor is any such TPI Facility contaminated by any Hazardous
Substance.

   (c) TPI has heretofore delivered to Caraustar true and complete copies of each environmental report, audit, and assessment, and each occupational health study, identified in Schedule 3.11. To TPI's Knowledge, there are no other existing environmental reports, audits or assessments, or occupational health studies relating to any TPI Facility that contain information relating to environmental or occupational health or safety matters that could have a Material Adverse Effect.

   (d) TPI does not own or operate (nor did it formerly own or operate) any site which, pursuant to CERCLA or any other Environmental Law, (i) has been placed on the "National

Priorities List" or any other list of sites suspected to be contaminated by any Hazardous Substance, (ii) is or has been subject to a claim, administrative order or other request to take investigative, removal or remedial action under CERCLA or any other Environmental Law, or (iii) to the Knowledge of TPI is otherwise the subject of any federal, state or private investigation, remediation or cost recovery or contribution effort or claim relating to Environmental Laws.

   (e) Schedule 3.11 sets forth, with respect to each facility owned or operated by TPI, all material environmental licenses, permits, approvals, authorizations, exemptions, classifications, certificates and registrations (collectively the "Permits") made or held by TPI together with a description of any compliance schedules relating thereto, all of which Permits shall be transferred to or otherwise available to Caraustar without material cost or material adverse affect as a result of the transaction contemplated herein.

   (f) Schedule 3.11 identifies (i) all on-site locations where TPI has stored, disposed or arranged for the disposal of hazardous substances or wastes, (ii) all underground storage tanks, and the capacity and contents of such tanks, located or formerly located on any TPI Facility, (iii) all asbestos contained in or forming part of any building, building component, structure or office space owned, leased or otherwise occupied by TPI, none of which is friable and

(iv) all polychlorinated biphenyls (PCB's) used or present at any property owned, leased or otherwise occupied by TPI.

            3.12    INTELLECTUAL PROPERTY.

            (a) Schedule 3.12(a) sets forth a list and description (including the country of registration) of all registered Intellectual Property.

            (b) To the Knowledge of TPI, except as set forth in Schedule 3.12(b), no product (or component thereof or process) currently used, sold or manufactured by the Business infringes on or otherwise violates a valid and enforceable patent or registered trademark or registered copyright of any other Person.

            (c) Except as set forth in Schedule 3.12(c), there are no actions or proceedings pending challenging the Intellectual Property. To the Knowledge of TPI, except as set forth in Schedule 3.12(c), there are no actions or proceedings threatened challenging the Intellectual Property, no Person is infringing or otherwise violating, the Intellectual Property, except for challenges, infringements or violations which, individually or in the aggregate, would not have a Material Adverse Effect.

            3.13    LABOR MATTERS.  Except as disclosed on Schedule 3.13:

            (a) TPI is not a party to any labor or collective bargaining agreement with respect to Employees, no Employees are represented by any labor organization and, to the

Knowledge of TPI, there are no organizing activities (including any demand for recognition or certification proceedings pending or threatened in writing to be brought or filed with the National Labor Relations Board or other labor relations tribunal) involving TPI;

            (b) there are no strikes, work stoppages, slowdowns, lockouts, unfair labor practice charges, arbitrations or grievances pending or threatened in writing against or involving TPI except for those which, individually or in the aggregate, would not have a Material Adverse Effect;

            (c) there are no complaints, charges or claims against TPI pending or, to the Knowledge of TPI, threatened in writing to be brought or filed with any governmental authority, arbitrator or court based on or arising out of the employment by TPI of any Employee except for those which, individually or in the aggregate, would not have a Material Adverse Effect; and

            (d) TPI is in compliance with all laws and orders relating to the employment of labor, including all such laws and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or Social Security Taxes and similar employment Taxes except for non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect.

            3.14 CONTRACTS. Schedule 3.14(a) sets forth a list, as of the date hereof, of each Contract that is Related to the Business (other than (i) purchase orders in the ordinary and usual course of business, (ii) any Contract involving the payment of less than $250,000 in the aggregate or with a term of less than one year or cancelable by TPI on prior notice of one year or less, and (iii) confidentiality agreements entered into in the usual course of business) and such Schedule does not omit any Contract that is of material significance to the operation of the Business. Each material Contract is a valid and binding agreement of TPI and, to the Knowledge of TPI, is in full force and effect. Except as otherwise provided in Schedule 3.14(b), TPI is in material compliance with all such Contracts and TPI has no Knowledge of any material default by any other party under any Contract listed on Schedule 3.14(a) which default has not been cured or waived and which default would have a Material Adverse Effect.

            3.15    ENTIRE BUSINESS; TITLE TO PROPERTY.

            (a) Except as set forth in Schedule 3.15(a), the Contributed Assets and the TPI Marks constitute all the assets, properties and rights necessary to conduct the Business in all material respects as currently conducted.

            (b) TPI has good (and, in the case of Owned Real Property, marketable) title to, or a valid and binding leasehold interest in, the Contributed Assets, free and clear of all Encumbrances, except (i) as set forth in Schedule 3.15(b); (ii) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (iii) mechanic's, workmen's, repairmen's, warehousemen's, carriers, or other like liens arising or incurred in the ordinary course of business, original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (iv) with respect to the Real Property, (A) easements, quasi-easements, licenses, covenants, rights-of-way and other similar restrictions, including any other agreements, conditions or restrictions which would be shown by a current title report or other similar report or listing, (B) any conditions that may be shown by a current survey, title report or physical inspection, and (C) zoning, building and other similar restrictions; and (v) other Encumbrances which do not secure financial obligations, interfere with TPI's current use of the Real Property, and otherwise neither individually or in the aggregate would have a Material Adverse Effect (all items included in (i) through (v), including any matter set forth in Schedule 3.15(b), are referred to collectively herein as the "Permitted Encumbrances").

            (c) TPI makes no representation in this Agreement as to the physical condition or usefulness for a particular purpose of the real or tangible personal property included in the Contributed Assets.

            3.16 FINDERS' FEES. Except for Salomon Brothers Inc whose fees will be paid by TPI, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of TPI who might be entitled to any fee or commission from TPI in connection with the transactions contemplated by this Agreement.

            3.17 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article III, neither TPI nor any other Person makes any other express or implied representation or warranty on behalf of TPI.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF CARAUSTAR

            Caraustar represents and warrants to TPI as follows:

            4.1 ORGANIZATION AND QUALIFICATION. Caraustar is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own and operate and to carry on its business as currently conducted. Caraustar is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership of its properties or the operation of its business requires such qualification.

            4.2 CORPORATE AUTHORIZATION. Caraustar has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Caraustar of this Agreement and each of the Ancillary Agreements have been duly and validly authorized and no additional corporate authorization or consent is required in connection with the execution, delivery and performance by Caraustar of this Agreement and each of the Ancillary Agreements.

            4.3 CONSENTS AND APPROVALS. Except as specifically set forth in Schedule 4.3 or as required by the HSR Act, no consent, approval, waiver or authorization is required to be obtained by Caraustar or any Subsidiary of Caraustar from, and no notice or filing is required to be given by Caraustar or any Subsidiary of Caraustar to, or made by Caraustar or any Subsidiary of Caraustar with, any federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by Caraustar of this Agreement and each of the Ancillary Agreements, other than in all cases where the failure to obtain such consent, or to give or make such notice or filing, would not have a Material Adverse Effect or materially impair or delay the ability of Caraustar to effect the Closing.

            4.4 NON-CONTRAVENTION. Except as set forth in Schedule 4.4, the execution, delivery and performance by Caraustar of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, does not and will not (i) violate any provision of the charter, bylaws or other organizational documents of Caraustar or (ii) assuming compliance with the matters set forth in Sections 3.4 and 4.3, violate or result in a breach of or constitute a default under any law, rule, regulation, judgment, injunction, order, decree or other restriction of any court or governmental authority to which Caraustar is subject, including any Governmental Authorization, other than any conflict, breach, termination, default, cancellation, acceleration, loss, violation or Encumbrance which, individually or in the aggregate, would not have a Material Adverse Effect or materially impair or delay the ability of Caraustar to perform its obligations hereunder.

            4.5 BINDING EFFECT. This Agreement constitutes, and each of the Ancillary Agreements when executed and delivered by the parties thereto will constitute, a valid and legally binding obligation of Caraustar enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            4.6 FINDERS' FEES. Except for Donaldson, Lufkin & Jenrette Securities Corporation and First Analysis, whose fees will be paid by Caraustar, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Caraustar or any Subsidiary of Caraustar who might be entitled to any fee or commission from Caraustar in connection with the transactions contemplated by this Agreement.

            4.7 FINANCIAL CAPABILITY. Caraustar has, and on the Closing Date will have, sufficient funds to effect the Closing and all other transactions contemplated by this Agreement.

            4.8 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article IV, neither Caraustar nor any other Person makes any other express or implied representation or warranty on behalf of Caraustar.

                                   ARTICLE V

                                   COVENANTS

            5.1 ACCESS. Prior to the Closing, TPI shall permit Caraustar and its representatives to have access, during regular business hours and upon reasonable advance notice, to the Contributed Assets, subject to reasonable rules and regulations of TPI, and shall furnish, or cause to be furnished, to Caraustar, any financial and operating data and other information that is available with respect to the Business as Caraustar shall from time to time reasonably request. Caraustar shall abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to it or its representatives pursuant to this Section 5.1. Notwithstanding anything herein to the contrary, Caraustar shall not be permitted to perform any invasive testing of any of the Real Property. TPI shall permit Caraustar access to all records and information concerning all Hazardous Substances used, stored, generated, treated, or disposed of by the TPI, all environmental or safety studies conducted by or on behalf of the TPI and all reports, correspondence, or filings to governmental agencies with jurisdiction over Environmental Laws concerning the compliance of TPI or the Real Property or the operation of the Real Property with respect to the Business, to the extent currently owned or operated by the TPI, with Environmental Laws, all policies and procedures manuals or guidelines utilized by the TPI to comply with Environmental Laws, and any other information reasonably requested by Caraustar pertaining to environmental, health, and safety issues (provided that nothing herein shall require TPI to disclose any such information that is legally privileged or that is subject to a confidentiality agreement or requirement with any third party).

            5.2 CONDUCT OF BUSINESS. During the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement or as Caraustar shall otherwise agree in writing in advance, TPI shall conduct the Business in the ordinary and usual course, and use its reasonable efforts to preserve intact the business organization of the Business, and its relationships with third parties. During the period from the date hereof to the Closing, except as otherwise provided for in this Agreement or as Caraustar shall otherwise consent (which consent shall not be unreasonably withheld), with respect to the Business, other than in the ordinary and usual course or as set forth in Schedule 5.2, TPI shall not:

                    (i) enter into commitments for new capital expenditures in excess of $500,000 in the aggregate;

                    (ii) dispose of or incur, create or assume any Encumbrance on any individual fixed asset of the Business if the greater of the book value or the fair market value of such fixed asset exceeds $100,000, other than Permitted Encumbrances;

                    (iii)  enter into any material transaction;

                    (iv) grant material salary or wage increases or (as it relates to Employees) materially change or amend any Plan; or

                    (v) agree, in writing or otherwise, to do any of the foregoing.

            Notwithstanding the foregoing, this Section 5.2 shall not restrict the ability of TPI to make distributions of cash or short-term investments to holders of its capital stock or otherwise to engage in cash management activities in the ordinary course of business.

            5.3 BEST EFFORTS. TPI and Caraustar will cooperate and use their respective best efforts to fulfill the conditions precedent to the other party's obligations hereunder, including securing as promptly as practicable all consents, approvals, waivers and authorizations required in connection with the transactions contemplated hereby. If required, TPI and Caraustar will file within one Business Days of the date hereof the notice (including all documentary materials) under the HSR Act and promptly file any additional information requested as soon as practicable after receipt of request therefor.

            5.4     POST-CLOSING OBLIGATIONS TO CERTAIN EMPLOYEES.

            (a) Schedule 5.4(a) sets forth a correct and complete list, as of April 19, 1996, of all Employees, indicating each Employee who (x) is an Inactive Employee and (y) is a Union Employee. Such Schedule sets forth the respective position, job location, salary rate and date of hire of each Employee listed thereon.

            (b)     (i)      The Partnership shall offer employment effective
the Closing Date to all Union Employees immediately prior to the Closing Date. Each offer of employment to a Union Employee shall be under the terms of the applicable collective bargaining agreement for such Union Employee, and otherwise at the same compensation rate, position and place of employment held by such Union Employee immediately prior to the Closing Date; provided, however, that any Inactive Employee who is absent from active service on the Closing
Date by reason of such Inactive Employee's entitlement to short-term disability, long-term disability or workers' compensation benefits shall be offered employment by the Partnership effective upon such Inactive Employee's availability to return to active service.

                    (ii) The Partnership shall offer employment on an "at-will basis" effective as of the Closing Date to all Persons who are Employees other than Union Employees immediately prior to the Closing Date; provided, however, that any Inactive Employee who is absent from active service on the Closing Date by reason of such Inactive Employee's entitlement to short-term disability, long-term disability or workers' compensation benefits shall be offered employment by the Partnership effective upon such Inactive Employee's availability to return to active service. Each offer of employment to an Employee other than a Union Employee shall be at the same base salary or commission rate, position and place of employment held by such Employee immediately prior to the Closing Date and upon such other terms and conditions of employment as may be determined by the Partnership in its sole discretion; provided, however, that the Partnership shall make a reasonable accommodation in the case of any Inactive Employee who returns to work following a period of disability and is not fully capable of performing the functions of his or her former position. Employees who are hired by the Partnership shall be treated no less favorably than similarly situated employees of Caraustar.

                    (iii) Notwithstanding the foregoing, the Partnership shall not be obligated to offer employment to any Rotogravure Employees (other than Rotogravure Employees exercising bumping rights to accept a position at the Rittman mill) or to any Bumped Employees.

            (c) The Partnership shall grant all Employees credit for purposes of eligibility and vesting (but not benefit accrual) under the Partnership's employee benefit plans (including vacation and severance) for their service with TPI prior to the Closing Date, to the same extent such service had been taken into account under the Plans.

            (d) The Partnership shall provide a medical plan as of the Closing Date so as to ensure uninterrupted coverage of those Employees who accept offers of employment with the Partnership as of the Closing Date.
Such medical plan shall grant credit for deductibles and co-pays paid and any other payments paid by such Employees during the applicable plan year (including for purposes of computing any out-of-pocket maximum), including the Closing Date, and shall not exclude pre-existing conditions of such Employee or his or her covered dependents.

            (e) TPI shall retain sponsorship of the Plans, including the Pension Plans, and the Partnership shall not be entitled to any assets of the Plans, including the Pension Plans, for all periods prior to Closing. If the Partnership maintains or establishes a defined contribution plan, such plan shall, subject to applicable law, accept transfers of account balances by Employees and employee loans by Employees.

            5.5 COMPLIANCE WITH WARN AND SIMILAR LAWS. The Partnership will timely give all notices required to be given under WARN or other similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff, under COBRA, or as otherwise required by any such statutes. For this purpose, the Partnership shall be deemed to have caused a mass layoff if the mass layoff would not have occurred but for the Partnership's failure to employ the Employees in accordance with the terms of this Agreement.

            5.6     FURTHER ASSURANCES.  At any time after the Closing Date,
TPI and Caraustar shall, and shall cause the Partnership to, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Caraustar or TPI, as the case may be, and necessary for them or it to satisfy their or its respective obligations hereunder or obtain the benefits contemplated hereby.

            5.7 USE OF TPI MARKS. Except as set forth in this Section 5.7, after the Closing, the Partnership shall not use the TPI Marks, except that the Partnership may (i) use, for a period of six months following the Closing Date, the TPI Marks on products, labels, packaging and promotional materials that are in existence as of the Closing Date and bearing a TPI Mark, and (ii) use, for a period of 45 days following the Closing Date, signage, invoices and stationery in existence as of the Closing Date bearing a TPI Mark. Following the six-month and 45-day periods described above, the Partnership shall cease all use of any TPI Marks.

            5.8 COMPUTER SERVICES AGREEMENT. On the Closing Date, the Partnership shall execute and deliver, and TPI or an Affiliate of TPI shall execute and deliver, a computer services agreement (the "Computer Services Agreement") in the form of Annex B attached hereto, pursuant to which, for the specified periods following the Closing Date set forth therein, TPI or an Affiliate of TPI shall provide certain computer support services to the Partnership as more defined in the Computer Services Agreement.

            5.9 PURCHASE AND BROKERAGE AGREEMENTS. On the Closing Date, the Partnership and TPI shall execute and deliver a (i) a CCN Purchase Agreement (the "CCN Purchase Agreement") in the form of Annex C attached hereto, (ii) a Double Lined Kraft Brokerage Agreement (the "DLK Brokerage Agreement") in the form of Annex D attached hereto, and (iii) a Mill Procurement Agreement (the "Mill Procurement Agreement") in the form of Annex E attached hereto.

            5.10    RITTMAN LEASE AND TEMPORARY OFFICE SPACE.

            (a) Effective on the Closing Date, the Partnership and TPI shall enter into a lease for the space depicted on Annex F attached hereto
(the "Rittman Lease") whereby the Partnership will lease to TPI, for the rent of $1.00 per month, the Rotogravure Real Property, for the purpose of operating the Rotogravure Assets. The Rittman Lease shall be in effect for a period of ten years, provided that TPI may terminate such lease upon 60 days prior written notice, whereupon TPI shall remove, in an orderly fashion consistent with good business practice, the Rotogravure Assets from the Rotogravure Real Property.

            (b) TPI shall allow the Partnership to continue to occupy and use the Temporary Office Space for a period of time up to and including one year from the Closing Date. The Partnership shall pay no rent to TPI for the use of the Temporary Office Space, but the Partnership shall pay directly, or reimburse TPI for, all out-of-pocket costs associated with or arising from the Partnership's operations in the Temporary Office Space, including all long-distance phone charges, shipping and mailing costs, copying costs, and any other similar individual costs associated with the Partnership's operations in the Temporary Office Space. The Partnership acknowledges that its right to occupy the Temporary Office Space shall terminate if the lease under which TPI is currently occupying the property shall be terminated, for any reason, or if the landlord under such lease shall require that the Partnership vacate the premises.

            (c) TPI acknowledges that the Partnership shall not be liable for any damage or harm to TPI's property or employees while such property or employee is located on the Rotogravure Real Property. TPI further agrees to indemnify, defend and hold harmless the Partnership and its affiliates from, against and in respect of any damages, claims, losses, charges, actions, suits, reasonable attorneys' fees and expenses imposed on, or alleged against the Partnership for any harm or damage to the Partnership's property or employees, or to any other person or property, arising out of

TPI's use or occupation of the Rotogravure Real Property after the Closing
Date.

            (d) the Partnership acknowledges that TPI shall not be liable for any damage or harm to the Partnership's property or employee while such property or employee is located on the Temporary Office Space. The Partnership further agrees to indemnify, defend and hold harmless TPI and its affiliates from, against and in respect of any damages, claims, losses, charges, actions, suits, reasonable attorneys' fees and expenses imposed on, or alleged against TPI for any harm or damage to TPI's property or employees, or to any other person or property, arising out of the Partnership's use or occupation of the Temporary Office Space.

            5.11 LICENSE AGREEMENT. On the Closing Date, the Partnership and TPI shall execute and deliver a license agreement (the "License Agreement") in the form of Annex G attached hereto.

            5.12    CERTAIN MATTERS RELATED TO EXCLUDED LIABILITIES.

            (a) TPI shall have the right, which may be exercised in its sole discretion, to manage and control the handling of, to assume the defense of and to settle or otherwise compromise claims relating to Excluded Liabilities where settlement involves only the payment of monetary damages, it being understood that with respect to other settlements of claims relating to Excluded Liabilities, the

Partnership shall have the right to consent to the entry of any settlement, which consent shall not be unreasonably withheld.

            (b) With respect to all Excluded Liabilities, the Partnership Indemnified Parties shall cooperate with TPI, provide TPI as promptly as possible with notices and other information received by such parties as well as all relevant materials, information and data requested by TPI and shall grant TPI, without charge, reasonable access to employees of the Business and, in the case of Excluded Environmental Liabilities, to the Real Property, including the right to conduct environmental tests thereon and to take samples therefrom. The Partnership Indemnified Parties shall not defend, settle, compromise or make any payments with respect to claims relating to Excluded Liabilities.



                                   ARTICLE VI

                             CONDITIONS TO CLOSING

            6.1 CONDITIONS TO THE OBLIGATIONS OF CARAUSTAR AND TPI. The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

            (a) HSR ACT. All filings, if any, under the HSR Act shall have been made and any required waiting period under such laws (including any extensions thereof obtained by request or other action of any governmental authority) applicable to the transactions contemplated hereby shall have expired or been earlier terminated.

            (b) NO INJUNCTIONS. No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, non-appealable judgment, decree, injunction or other order which is in effect on the Closing Date and prohibits the consummation of the Closing.

            (c) CONSENTS AND APPROVAL. All Required Approvals shall have been obtained.

            6.2 CONDITIONS TO THE OBLIGATIONS OF CARAUSTAR. The obligation of Caraustar to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing, of the following conditions:

            (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of TPI contained herein shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, as if made as of the Closing (except that representations and warranties that are made as of a specific date need be true in all material respects only as of such date), and Caraustar shall have received certificates to such effect dated the Closing Date and executed by a duly authorized officer of TPI.

            (b) COVENANTS. The covenants and agreements of TPI to be performed on or prior to the Closing shall have been duly performed in all material respects, and Caraustar shall have received certificates to such effect dated the Closing Date and executed by a duly authorized officer of TPI.

            (c) NO MATERIAL ADVERSE CHANGE. Since March 31, 1996, the Business shall not have suffered a Material Adverse Change.

            6.3 CONDITIONS TO THE OBLIGATIONS OF TPI. The obligation of TPI to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

            (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Caraustar contained herein shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, as if made as of the Closing (except that representations and warranties that are made as of a specific date need be true in all material respects only as of such date), and TPI shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Caraustar.

            (b) COVENANTS. The covenants and agreements of Caraustar to be performed on or prior to the Closing shall have been duly performed in all material respects, and TPI shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Caraustar.

                                  ARTICLE VII

                           SURVIVAL; INDEMNIFICATION

            7.1 SURVIVAL. The representations and warranties of TPI contained in this Agreement shall survive the Closing for the period set forth in this Section 7.1. All of the representations and warranties of TPI contained in this Agreement shall terminate upon expiration of 2 years after the Closing Date, except that the representations and warranties Section 3.11 shall terminate upon expiration of 3 years after the Closing Date. The representations and warranties of Caraustar contained in this Agreement shall have no expiration date. Any claim for indemnification arising out of a breach of a representation or warranty made by TPI must be made during the applicable survival period. In the event notice of any claim for indemnification under Section 7.2(a) or Section 7.3(a)(i) is given (within the meaning of Section 9.1) within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

            7.2 INDEMNIFICATION BY CARAUSTAR. Caraustar shall indemnify, defend and hold harmless TPI, its Affiliates and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns (the "TPI Indemnified Parties") from, against and in respect of any damages, claims, losses, charges, actions, suits, proceedings, deficiencies, Taxes, interest, penalties, and reasonable direct costs and incremental costs (including reasonable attorneys' fees, removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring) (collectively, the "Losses") imposed on, sustained, incurred or suffered by or asserted against any of the TPI Indemnified Parties, directly or indirectly, relating to or arising out of
(i) any breach of any representation or warranty made by Caraustar contained in this Agreement, (ii) the Assumed Liabilities, and (iii) the breach of any covenant or agreement of Caraustar contained in this Agreement. With respect to the Assumed Liabilities, Caraustar may satisfy its obligations hereunder by causing the Partnership to indemnify TPI.

            7.3     INDEMNIFICATION BY TPI.

            (a) TPI shall indemnify, defend and hold harmless the Partnership, its Affiliates and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees (other than the Employees) and their heirs, successors and assigns (the "Partnership Indemnified Parties" and, collectively with the TPI Indemnified Parties, the "Indemnified Parties") from, against and in respect of any Losses imposed on, sustained, incurred or suffered by or asserted against any of the Partnership Indemnified Parties, directly or indirectly, relating to or arising out of (i) subject to Section 7.3(b), any breach of any representation or warranty made by TPI contained in this Agreement for the period such representation or warranty survives, (ii) all Excluded Liabilities, and (iii) subject to Section 7.3(b), the breach of any covenant or agreement of TPI contained in this Agreement. The Partnership and Caraustar acknowledge that this Article VII constitutes the sole remedy with respect to any of the matters referred to herein including any Losses or liability under any Environmental Law or with respect to any Hazardous Substance and expressly waives any other rights or causes of action, including under any Environmental Law or with respect to any claim involving the presence of or exposure to any Hazardous Substance, provided that nothing in this Section 7.3(a) shall be deemed a waiver of any of Caraustar's or the Partnership's rights with respect to the Excluded Environmental Liabilities.

            (b) TPI shall not be liable to the Partnership Indemnified Parties for any Losses with respect to the matters contained in Section 7.3(a)
(i) and (iii) except to the extent (and then only to the extent) the Losses therefrom exceed an aggregate amount equal to $1,500,000, and then only for all such Losses in excess thereof, up to an aggregate amount equal to $15,000,000.

            7.4 INDEMNIFICATION PROCEDURES. With respect to third-party claims, all claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 7.4. In the event that any written claim or demand for which Caraustar or TPI, as the case may be (an "Indemnifying Party"), would be liable to any

Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than 15 days following such Indemnified Party's receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "Claim Notice"). The Indemnifying Party shall have 90 days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party (a) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (b) whether or not it desires to defend the Indemnified Party against such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party; provided, however, that the amount of such costs and expenses that shall be a liability of the Indemnifying Party hereunder shall be subject to the limitations set forth in Section 7.3(b). Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified
Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense. If any Indemnified Party desires to participate in any such defense, it may do so at its sole cost and expense. The Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction, decree or other restriction which would restrict the future activity or conduct of the Indemnified Party or any Subsidiary or Affiliate thereof. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense), shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in Section 7.3(b). To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third-party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the

Indemnified Party. The Indemnified Party shall use its best efforts in the defense of all such claims.

            7.5 CHARACTERIZATION OF INDEMNIFICATION PAYMENTS. All amounts paid by Caraustar or TPI, as the case may be, under this Article VII shall be treated as adjustments to the parties' contributions to the Partnership for all Tax purposes.

            7.6 COMPUTATION OF LOSSES SUBJECT TO INDEMNIFICATION. The amount of any Loss for which indemnification is provided under this Article VII shall be computed net of any insurance proceeds or Tax benefits received by the Indemnified Party in connection with such Loss. No Indemnified Party shall be entitled to assert directly against an Indemnifying Party any claim for punitive, exemplary or similar damages, nor shall an Indemnified Party be entitled to recover, on direct claims against an Indemnifying Party, consequential damages in excess of $3,000,000. The foregoing sentence shall not limit an Indemnified Party's rights hereunder to be indemnified against any Losses (including punitive, exemplary or consequential damages) arising out of a third-party claim against it.


                                  ARTICLE VIII

                                  TERMINATION

            8.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

            (a)     by agreement of Caraustar and TPI;

            (b) by either Caraustar or TPI by giving written notice of such termination to the other party if the Closing shall not have occurred on or prior to July 22, 1996, provided that the terminating party is not in material breach of its obligations under this Agreement;

            (c) by either Caraustar or TPI if there shall be in effect any law or regulation that prohibits the consummation of the Closing or if consummation of the Closing would violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

            (d) by TPI if, as a result of action or inaction by the Caraustar, the Closing shall not have occurred on or prior to the date that is 10 Business Days following the date on which all of the conditions to
 Closing set forth in Section 6.1 or 6.2 are satisfied or waived.

            8.2 EFFECT OF TERMINATION. Each party's right to terminate under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations of the parties under Sections 9.7, 9.8, and 9.9 will survive; provided, however, that if this Agreement is terminated by a party because of a breach of this Agreement by the other party, or because one or more conditions to the terminating party's obligations to close under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

            8.3 BREAK-UP FEE. In the event that TPI shall refuse to close hereunder (other than as a result of a breach of this Agreement by Caraustar, or because one or more conditions to TPI's obligations to close under this Agreement is not satisfied as a result of Caraustar's failure to comply with its obligations under this Agreement) and TPI thereafter shall sell or transfer the Contributed Assets to any other Person (other than an Affiliate of TPI) within 180 days following such action, TPI shall pay Caraustar a break-up fee of $5,000,000.


                                   ARTICLE IX

                                 MISCELLANEOUS

            9.1 NOTICES. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile transmission; provided that the facsimile transmission is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

            To Caraustar:                       3100 Washington Street
                                                P.O. Box 115
                                                Austell, GA  30001

                                                Telephone: 770-948-3101
                                                Fax: 770-732-3401
                                                Attn:  President

            With a copy to:                     Robinson, Bradshaw & Hinson
                                                101 N. Tryon Street, Suite 1900
                                                Charlotte, NC  28246

                                                Telephone:  704-377-8301
                                                Fax: 704-378-4000
                                                Attn:  Robert G. Griffin

            To TPI:                             TENNECO PACKAGING INC.
                                                1603 Orrington Ave.
                                                Evanston, Illinois 60201
                                                Telephone:  (847) 492-5736
                                                Fax:  (847) 570-4793
                                                Attn:  Chief Financial Officer

            With a copy to:                     TENNECO PACKAGING INC.
                                                1603 Orrington Ave.
                                                Evanston, Illinois 60201
                                                Telephone:  (847) 492-4418
                                                Fax:  (847) 570-6498
                                                Attn:  General Counsel

            9.2 AMENDMENT; WAIVER. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Caraustar and TPI, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

            9.3 ASSIGNMENT. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, provided that either party may, on notice to but without the consent of, the other party, cause its interest in the Partnership to be acquired and held in the name of a wholly-owned subsidiary of such party.

            9.4 ENTIRE AGREEMENT. This Agreement (including all Schedules hereto and the Ancillary Agreements) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement which will remain in full force and effect for the term specified therein.

            9.5 FULFILLMENT OF OBLIGATIONS. Any obligation of any party to any other party under this Agreement or any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

            9.6 PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Caraustar, TPI or their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

            9.7 PUBLIC DISCLOSURE. Notwithstanding anything herein to the contrary, except as may be required to comply with the requirements of any applicable Laws and the rules and regulations of each stock exchange upon which the securities of one of the parties (or its Affiliate) is listed, no press release or similar public announcement or communication shall ever, whether prior to or subsequent to the Closing, be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by all parties hereto.

            9.8 RETURN OF INFORMATION. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Caraustar shall promptly return to TPI all Books and Records furnished by TPI, the Business or any of their respective agents, employees or representatives (including all copies, if any, thereof), and shall not use or disclose the information contained in such Books and Records for any purpose or make such information available to any other entity or person.

            9.9 EXPENSES. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

            9.10 SCHEDULES. The disclosure of any matter in any schedule to this Agreement shall be deemed to be a disclosure for all purposes of this Agreement to which such matter could reasonably be expected to be pertinent (provided an appropriate cross reference is made on such Schedule), but shall expressly not be deemed to constitute an admission by Caraustar or TPI or to otherwise imply that any such matter is material for the purposes of this Agreement.

            9.11 BULK TRANSFER LAWS. Caraustar acknowledges that TPI has not taken, and does not intend to take, any action required to comply with any applicable bulk sale or bulk transfer laws or similar laws and Caraustar waives the right to institute any claim, suit or action with respect to such non-compliance.

            9.12 GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS. EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS OR ANY STATE COURT LOCATED IN COOK COUNTY, ILLINOIS (THE "CHOSEN COURTS") AND (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE

JURISDICTION OF THE CHOSEN COURTS, (II) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS, (III) WAIVES ANY OBJECTION THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO AND (IV) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 9.1 OF THIS AGREEMENT.

            9.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

            9.14 HEADINGS. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

            9.15 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

            IN WITNESS WHEREOF, the parties have executed this Contribution Agreement as of the date first written above.

                                TENNECO PACKAGING INC.
                                By: /s/ P.T. Stecko
                                   --------------------------------
                                   Name:  Paul T. Stecko
                                   Title: President & CEO



                                CARAUSTAR INDUSTRIES, INC.



                                By:  /s/ Thomas V. Brown
                                   --------------------------------
                                   Name:  Thomas V. Brown
                                   Title: President & CEO

                                    ANNEX A





================================================================================




                             PARTNERSHIP AGREEMENT

                                       OF

                              [PAPERBOARD VENTURE]




================================================================================

                             PARTNERSHIP AGREEMENT
                                       OF
                              [PAPERBOARD VENTURE]


         THIS PARTNERSHIP AGREEMENT (this "Agreement") is made and entered into as of the ___ day of July, 1996, by and between ________________________
("TSub"), a _________ corporation and a wholly-owned subsidiary of Tenneco Packaging Inc., a Delaware corporation ("TPI"), and ____________________ ("CSub"), a(n) ______________ corporation and a wholly- owned subsidiary of Caraustar Industries, Inc. ("Caraustar) a(n) ______________ corporation (TSub and CSub are hereinafter referred to collectively as "Partners" and individually a "Partner").

                              W I T N E S S E T H:

         WHEREAS, TPI and Caraustar desire to cause a partnership (the "Partnership") to be formed for the purpose of owning and operating the recycled paperboard manufacturing, marketing and distribution operations presently conducted by TPI at and from its Rittman, Ohio and its Tama, Iowa paperboard mills and the paper recycling collection, distribution and brokerage operations presently conducted by TPI at its Cleveland, Ohio recycling center and its Rittman, Ohio paperboard mill (collectively, the "Business");

         WHEREAS, Caraustar, CSub, TPI and TSub have executed and delivered and Contribution Agreement dated June 21, 1996 (the "Contribution Agreement") pursuant to which the parties thereto have agreed to form the Partnership, upon the terms and subject to the conditions stated therein;

         WHEREAS, TPI formed TSub as a wholly-owned corporation, and Caraustar formed CSub as a wholly-owned corporation;

         WHEREAS, the Board of Directors of each of TPI, TSub, Caraustar and CSub has approved the formation of the Partnership and the acquisition of the Business under the terms of the Contribution Agreement.

         WHEREAS, the conditions to the obligations of each of the parties to the Contribution Agreement have been satisfied or waived, and CSub and TSub desire to form the Partnership;

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         As used in this Agreement, the following terms shall have the following definitions:

         1.1     Act shall have the meaning assigned to that term in Section
2.1.

         1.2 Adjustment Period shall mean a period of time as determined below. The first Adjustment Period shall commence on the Closing Date. Each succeeding Adjustment Period shall commence on the day immediately following the last day of the immediately preceding Adjustment Period. Each Adjustment Period shall end on the earliest to occur after the commencement of such Adjustment Period of the last day of each Fiscal Year, a Capital Date, the day immediately preceding the date of an increase in the Ownership Interest of a Partner, the day immediately preceding the date of the "liquidation" of a Partner's interest in the Partnership (within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations), or the date on which the Partnership is terminated under Article VII hereof.

         1.3 Affiliate shall mean, as to any person, any other person who controls, is controlled by or under common control with the first person.

         1.4 Agreement shall have the meaning assigned to that term in the introductory paragraph of this Partnership Agreement.

         1.5 Allocation Regulations shall mean Regulations promulgated under Section 704(b) of the Code as the same may be revised or amended from time to time.

         1.6 Assumed Liabilities shall mean the liabilities and obligations of TPI assumed by the Partnership pursuant to the Contribution Agreement.

         1.7 Book Depreciation for each Adjustment Period shall mean an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to a Partnership asset for such Adjustment Period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Adjustment Period, Book Depreciation with respect to that asset shall be an amount that bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction with respect to that asset for such Adjustment Period bears to such beginning adjusted tax basis; provided however, that if the federal income tax depreciation, amortization or other cost recovery deduction with respect to that asset for such Adjustment Period is zero, Book Depreciation shall be determined with reference to such beginning Book Value using any reasonable method Approved by the Partnership Manager.

         1.8 Book Gain and Book Loss shall mean the gain or loss recognized by the Partnership for book purposes in any Adjustment Period by reason of a sale or other disposition of all or part of the Property. Such Book Gain and Book Loss shall be computed by reference to the Book Value of the Property as of the date of such sale or other disposition, rather than by reference to the tax basis of the Property as of such date. If a Partnership asset is distributed to a Partner, the difference between the fair market value of such asset and its Book Value shall be considered a Book Gain or a Book Loss.

         1.9 Book Value of the Property shall mean, as of any particular date, the value at which the Property is properly reflected on the books of the Partnership, as of such date in accordance with the provisions of Section 1.704- 1(b) of the Regulations. The initial Book Values of the Property shall be the gross fair market value of such assets (without reduction for indebtedness to which such Property may be subject) as determined in accordance with the provisions of the Contribution Agreement. Such Book Value shall be adjusted for Book Depreciation with respect to the Property, rather than for the cost recovery deductions to which the Partnership is entitled for income tax purposes with respect to the Property.

         1.10 Business shall have the meaning assigned to that term in the recitals to this Agreement.

         1.11    Buyout Notice shall have the meaning assigned to that term in
Section 8.6.

         1.12    Call shall have the meaning assigned to that term in Section
8.6.

         1.13    Intentionally omitted.

         1.14 Capital Account shall mean the Capital Account established by the Partnership for each Partner and maintained in a manner as to correspond with the Allocation Regulations. The balance of each Partner's Capital Account, as of any particular date, shall be an amount equal to the sum of the following:

                 (a) The cumulative amount of cash that has been contributed to the capital of the Partnership by such Partner as of such date; plus

                 (b) The net fair market value as of the date of contribution of any property other than cash that has been contributed to the capital of the Partnership by such Partner as of such date; plus

                 (c) The cumulative amount of the Net Profit and other items of income and gain for all Adjustment Periods ending prior to such date that have been, or are required to be, allocated to such Partner under Section 5.3 hereof; minus

                 (d) The cumulative amount of the Partnership's Net Loss and other items of loss and deduction for all Adjustment Periods ending prior to such date that have been, or are required to be, allocated to such Partner under Section 5.3 hereof; and minus

                 (e) The cumulative amount of cash and the agreed upon net fair market value (as of the date of distribution) of all other property that has been distributed to such Partner by the Partnership as of such date under Section 3.3 hereof.

         1.15 Capital Contributions shall mean the capital contributions of the Partners pursuant to Section 3.2(a).

         1.16 Capital Date, when used with respect to any Book Gain or Book Loss recognized by the Partnership during any Adjustment Period, shall mean the date on which such Book Gain or Book Loss is recognized by the Partnership.

         1.17 Capital Transaction shall mean the sale, exchange or other disposition of all or any portion of the property of the Partnership other than in the ordinary course of business of the Partnership. Capital Transactions include the financing or refinancing of Partnership property which creates excess funds not needed for Partnership operations and which funds, in the opinion of the Partnership Manager, are available for distribution to the Partners.

         1.18 Capitalized Lease Obligation shall mean any obligation of the partnership, as lessee or guarantor, to pay rent under a lease of real or personal property, which obligation, in the judgment of the Partnership Manager, is required to be capitalized on the balance sheet of the Partnership in accordance with generally accepted accounting principles.

         1.19 Closing Date shall mean the date of closing under the Contribution Agreement.

         1.20 Code shall mean the Internal Revenue Code of 1986, as amended. All references herein to specific sections of the Code shall be deemed to refer also to any corresponding provisions of succeeding law.

         1.21 Contribution Agreement shall have the meaning assigned to that term in the recitals to this Agreement.

         1.30 Contributed Assets shall mean the assets transferred by TPI to the Partnership pursuant to the Contribution Agreement.

         1.31    Covered Sale shall have the meaning assigned to that term in
Section 8.8(a).

         1.32 Debt of a person shall mean (i) indebtedness of the person for money borrowed including any guaranty by the person of any indebtedness for money borrowed of any other person, (ii) Capitalized Lease Obligations, (iii) indebtedness incurred, assumed or guaranteed by the person in connection with the acquisition or improvement of any property or asset or the acquisition by it of any other business; provided, however, that Debt shall not in any case include indebtedness incurred in connection with the purchase of materials or services in the ordinary course of business or indebtedness representing amounts recorded as accounts payable on the books of the person.

         1.33 EBITDA shall mean for any period, without duplication (a) the sum of (i) the net income of the Partnership and (ii) to the extent the same were deducted in determining the amount in clause (i), total interest, income tax, depreciation and amortization expense of the Partnership, less (b) non-cash income to the extent included in determining net income, and all as determined in accordance with generally accepted accounting principles.

         1.34 Election Notice shall have the meaning assigned to that term in Section 8.7(b).

         1.35 Enterprise Value as of any date shall mean the product of (A) six times (B) the EBITDA of the Partnership for the four quarters ended on the last day of the preceding calendar quarter, less the amount, if any, of the outstanding principal balance plus accrued interest on any Partnership Debt as of the date immediately preceding the date on which the first of such quarters began.

         1.36 Fiscal Year shall mean each fiscal year of the Partnership. The first Fiscal Year shall commence on the Closing Date, and each succeeding Fiscal Year shall commence on the day immediately following the last day of the immediately preceding Fiscal Year, Each Fiscal Year shall end on the earlier to occur after the commencement of such Fiscal Year of December 31 or the date on which the Partnership is terminated under Article VII hereof.

         1.37 Gross Income shall mean, for each Adjustment Period, an amount equal to the Partnership's gross income as determined for federal income tax purposes for such Adjustment Period, but computed with the adjustments in Sections 1.39(a) and 1.39(d).

         1.38 Loan shall mean any Loan to the Partnership, including a Partner Loan.

         1.39 Management Committee shall have the meaning assigned to that term in Section 4.1.

         1.40 Net Cash Flow shall mean all cash funds from operations of the Partnership on hand or on deposit from time to time after (i) payment of all operating expenses payable as of the date in question, (ii) provision for payment of all outstanding and unpaid Partnership obligations due and payable as of the date in question or within sixty (60) days thereafter, and (iii) the establishment of such reasonable reserves as the Partnership Manager believes in good faith to be appropriate for the operating needs and capital spending needs of the Partnership. "Net Cash Flow" shall include the net proceeds received by the Partnership in connection with a Capital Transaction after payment of all costs and expenses incurred by the Partnership in connection with such Capital Transaction, including, without limitation, brokers' commissions, loan fees, other closing costs, the cost of any alteration, improvement, restoration or repair of Partnership assets necessitated by or incurred in connection with such Capital Transaction, any reserves that the General Partner believes in good faith should be established and the payment of any loans owed by the Partnership to any of the Partners, plus any other loans that should be appropriately paid, as determined by the Partnership Manager in its reasonable discretion.

         1.41 Net Profit or Net Loss shall mean, for each Adjustment Period, the Partnership's taxable income or taxable loss for such Adjustment Period, as determined under Section 703(a) of the Code, and Section 1.703-1 of the Regulations (and for this purpose all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or taxable loss), but with the following adjustments:

                 (a) Any tax-exempt income, as described in Section 705(a)(1)(B) of the Code, realized by the Partnership during such Adjustment Period shall be taken into account in computing such taxable income or taxable loss as if it were taxable income.

                 (b)      Any expenditures of the Partnership described in
         Section 705(a)(2)(B) of the Code for such Adjustment Period, including any items treated under Section 1.704(b)(2)(iv)(i) of the Regulations as items described in Section 705(a)(2)(B) of the Code, shall be taken into account in computing such taxable income or taxable loss as if they were deductible items.

                 (c) Book Depreciation for such Adjustment Period shall be taken into account in computing such taxable income or taxable loss in lieu of any amortization, depreciation or cost recovery deduction to which the Partnership is entitled for such Adjustment Period with respect to Partnership assets.

                 (d) Any Book Loss or Book Gain recognized by the Partnership during such Adjustment Period by reason of a sale or other disposition of all or part of the Property shall be taken into account in computing such taxable income or taxable loss in lieu of any tax gain or tax loss recognized by the Partnership during any Adjustment Period by reason of such sale or other disposition.

                 (e) Any item of income, gain, loss or deduction required to be allocated to the Partners under Section 5.3 shall not be taken into account in computing such taxable income or taxable loss.

If the Partnership's taxable income or taxable loss for such Adjustment Period, as adjusted in the manner provided in Sections 1.41(a) through 1.41(e) above, is a positive amount, such amount shall be the Partnership's Net Profit for such Adjustment Period; and if negative, such amount shall be the Partnership's Net Loss for such Adjustment Period.

         1.42 Ownership Interests shall have the meaning assigned to that term in Section 3.1.

         1.43 Partner shall have the meaning assigned to that term in the introductory paragraph of this Agreement.

         1.44    Partner Loan shall have the meaning assigned to that term in
Section 3.2(c).

         1.45 Partnership shall have the meaning assigned to that term in the recitals to this Agreement.

         1.46 Partnership Manager shall have the meaning assigned to that term in Section 4.5.

         1.47    Intentionally omitted.

         1.48 Permitted Transferee shall have the meaning assigned to that term in Section 8.2.

         1.49 Prime Rate shall mean the rate of interest announced from time to time by Nations Bank as its prime rate.

         1.50 Property shall mean individually or collectively the assets of the Partnership.

         1.51    Put shall have the meaning assigned to that term in Section
8.5.

         1.52    Put Notice shall have the meaning assigned to that term in
Section 8.5.

         1.53 Put/Call Price shall mean the greater of (A) product of (i) the Enterprise Value, and (ii) the percentage Ownership Interest in the Partnership as to which the Put or Call has been exercised and (B) the product of (i) $140 million and (i) the percentage Ownership Interest in the Partnership to which the Put or Call has been exercised.

         1.54    Put Closing shall have the meaning assigned to that term in
Section 8.6.

         1.55 Regulations shall mean the federal income tax regulations promulgated under the Code, as such Regulations may be amended from time to time. All references herein to specific sections of the Regulations shall be deemed to refer also to any corresponding provisions of succeeding Regulations.

         1.56    Intentionally omitted.

         1.57 Tag-Along Notice shall have the meaning assigned to that term in Section 8.7(a).

         1.58    Tax Matters Partner shall mean CSub.

         1.59 TPI shall have the meaning assigned to that term in introductory paragraph to this Agreement.

         1.60 TSub shall have the meaning assigned to that term in introductory paragraph to this Agreement.

         1.61 Unaffiliated Purchaser shall have the meaning assigned to that term in Section 8.7.

                                   ARTICLE II

                             FORMATION AND PURPOSE
                               OF THE PARTNERSHIP

         2.1 Formation of the Partnership. CSub and TSub hereby enter into and form the Partnership for the purposes and scope set forth herein. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Delaware Uniform Partnership Law (the "Act").

         2.2     Name.  The name of the Partnership shall be [Paperboard
Venture].

         2.3 Principal Place of Business. The principal place of business of the Partnership shall be [3100 Washington Street, Austell, Georgia] or such other location as a majority of the Management Committee may from time to time determine.

         2.4 Purpose and Scope. The purpose and scope of this Partnership shall be to acquire, finance, own, operate and manage the Business and to do any and all acts and things that may be necessary, incidental or convenient to carry out the business of the Partnership as expressed herein. The Partnership shall be strictly limited to the purposes herein described and shall not be extended by implication or otherwise.

         2.5 Nature of the Obligation Created Hereby. The obligations of each of the Partners, other than with respect to the Partnership, shall be in every case several and not joint or joint and several. The obligations of the Partners with respect to the Partnership are joint and several.
Notwithstanding the foregoing, as among themselves, the Partners hereby agree that each Partner shall be solely and individually responsible only for its pro rata share of the liabilities and obligations of the Partnership in accordance with its Ownership Interest, and any Partner who incurs liability in accordance with the terms of this Agreement in excess of its pro rata share shall be entitled to contribution from the other Partner.

         2.6 Effective Date and Term of Partnership. The Partnership shall be effective from the date hereof and, unless sooner terminated pursuant to
Article VII hereof, shall continue in existence for fifty years from the date hereof.

         2.7 Assumed Name Certificate. The parties hereto shall promptly execute and file assumed name certificates as and if required by any applicable laws of the States of Iowa and Ohio and any other states in which the Partnership conducts business.

                                  ARTICLE III

                  OWNERSHIP, CAPITAL ACCOUNTS, CAPITALIZATION
                    AND PARTICIPATION IN PROFITS AND LOSSES

         3.1 Ownership. The undivided ownership interests (the "Ownership Interests") of the Partners in the Partnership shall be eighty percent for CSub and twenty percent for TSub.

         3.2 Capitalization. Simultaneously with or immediately following the execution of this Agreement,

                 (a) On the Closing Date, CSub, pursuant to the provisions of the Contribution Agreement, shall make an initial capital contribution to the Partnership in the amount of One Hundred Fifteen Million Dollars ($115,000,000). The Capital Account of CSub shall be credited with the amount of such initial capital contribution. On the Closing Date, TSub, pursuant to the provisions of the Contribution Agreement, shall contribute all of the Contributed Assets to the Partnership, and the Partnership shall assume the Assumed Liabilities. Immediately following such contribution and assumption, the Partnership shall distribute One Hundred Fifteen Million Dollars ($115,000,000) to TSub as an equalizing payment. The above contribution by TSub and distribution and assumption by the Partnership shall be treated as a part contribution and part sale for federal income tax purposes. For Capital Account maintenance purposes and for federal income tax purposes, an undivided 20% of the Contributed Assets shall be treated as having been contributed to the Partnership by TSub in the amount of $28,750,000 and an undivided 80% of the Contributed Assets shall be treated as having been sold to the Partnership. No expenditures by either Partner in organizing this Partnership shall be treated as capital contributions and no additional capital contributions shall be required of the Partners, unless in either case unanimously approved by the Management Committee.

                 (b) In the event the Management Committee determines that the Partnership requires additional capital in addition to the Loans, the Management Committee may request that the Partners lend to the Partnership additional funds (the "Partner Loans"). If either Partner decides not to lend additional funds to the Partnership, the other Partner may lend any or all of the amount requested to the Partnership. The Partner Loans shall bear interest per annum at the Prime Rate on the date of such Partner Loan plus 3%, and shall otherwise be on terms approved by the Management Committee.

         3.3     Nonliquidating Distributions.

                 (a) Application and Distribution of Net Cash Flow. Subject to Sections 3.3(b) and 7.2 hereof, the Net Cash Flow for each calendar month commencing with the month of September 1996 (or such earlier month as the Partnership Manager shall determine) shall be distributed to the Partners or applied by the Partnership within 20 days after the end of each calendar month in the following manner and in the following order of priority:

                          (i)     to the Partners in repayment of any
                outstanding Partner Loans; and then

                          (ii) to the Partners pro rata in accordance with their Ownership Interests.

                 (b) Withholding. If any provision of the Code or the Regulations requires the Partnership to withhold any tax with respect to a Partner's distributive share of partnership income, gain, loss, deduction or credit, the Partnership shall withhold the required amount and pay the same over to the taxing authorities as required by the Code and the Regulations. The amount withheld shall be deducted from the amount that would otherwise be distributed to that Partner with respect to which the Partnership is required to withhold. If at any time the amount required to be withheld by the Partnership exceeds the amount of money that would otherwise be distributed to the Partner with respect to which the withholding requirement applies, then that Partner shall make a capital contribution to the Partnership equal to the excess of the amount required to be withheld over the amount, if any, of money that would otherwise be distributed to that Partner and which is available to be applied against the withholding requirement. Each of the Partners acknowledge that they are not aware of any provision of the Code or Regulation which currently requires withholding of any tax with respect to the Partnership.

         3.4 Return of Contributions. Each Partner will look solely to the assets of the Partnership for the return of its Capital Contribution and if the assets of the Partnership are insufficient to return its Capital Contribution, it shall have no recourse against the other Partner for that purpose. No Partner shall be entitled to the return of its Capital Contribution except to the extent, if any, that distributions made pursuant to the express terms of this Agreement may be considered as such by law, or by mutual agreement of the Partners, or upon dissolution and liquidation of the Partnership, and then only to the extent expressly permitted by law.

                                   ARTICLE IV

                                   MANAGEMENT

         4.1 Management Committee. The overall management and control of the business and affairs of the Partnership shall be vested in a management committee (the "Management Committee"). The Management Committee may exercise all such powers of the Partnership and do all such lawful acts as permitted by law or by this Agreement. The Management Committee shall consist of three members. Two members shall be appointed by CSub and must be employees of CSub or an affiliate of CSub, and one member shall be appointed by TSub and must be an employee of TSub or an affiliate of TSub. CSub and TSub shall designate in writing to the other Partner the name of the individuals to be appointed to such Management Committee from time to time by each of them. Each Partner may replace any member designated by it or make substitute appointments or designate in writing an alternate member to the Management Committee at any time in its discretion.

         4.2 Officers. A majority of the Management Committee may appoint such officers as it determines, with such duties and responsibilities as the Management Committee shall determine. All officers shall be subject to removal by the Management Committee.

         4.3     Meetings of the Management Committee.

                 (a) The Management Committee will hold its meetings at the offices of the Partnership, 3100 Washington Street, Austell, Georgia, or at such other locations as a majority of the Management Committee may from time to time determine.

                 (b) An annual meeting of the Management Committee commencing with the year 1997, shall be held each year at such time and date during the month of July, to be selected by the Management Committee or such other time and date as the Management Committee may determine, at which the Management Committee will transact such business as may properly be brought before the meeting.

                 (c) Regular meetings of the Management Committee shall be held not less than quarterly, at a place, day and hour determined by the Management Committee. Notice of such meetings shall be given as set forth in Section 9.1 hereof.

                 (d) Special meetings of the Management Committee may be called by any member of the Management Committee or by the Partnership Manager on forty-eight hours notice to each member of the Management Committee. Such notice shall state the place, day, hour and purpose or purposes of the meeting and shall be delivered as set forth in
         Section 9.1 hereof.

                 (e) Whenever any notice is required to be given to a member of the Management Committee under this Section 4.3, a waiver thereof in writing, signed by such member, whether before or after the time stated in such notice, shall be deemed equivalent to the giving of such notice. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

                 (f) Members of the Management Committee may participate in and hold a meeting of the Management Committee by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this section shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

         4.4     Quorum and Manner of Acting.

                 (a) At all meetings of the Management Committee, the presence of a majority of the members shall be necessary and sufficient to constitute a quorum for the transaction of business except as otherwise provided herein. The act of a majority of the members present at a meeting at which a quorum is present shall be the act of the Management Committee except as otherwise provided herein. Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting if a written consent setting forth the action so taken is signed by all the members of the Management Committee. Minutes will be kept of all meetings of the Management Committee. Notwithstanding anything herein to the contrary, the required quorum for any action requiring unanimous consent shall include the member of the Management Committee designated by TSub.

                 (b) The following actions and decisions require the unanimous vote of the members of the Management Committee:

                          (i) acquisition of any property or interest therein (other than capital contributions of the Partners) which requires an investment by the Partnership in the aggregate in an amount in excess of $20,000,000 per year;

                          (ii) sale or other disposition of any assets or group of assets in a single transaction that (A) constitute less than all (or less than substantially all) of the Partnership's assets, and (B) are to be sold or disposed of for $10,000,000 or more;

                          (iii) incurrence of Debt that would cause the aggregate principal amount of all Debt of the Partnership then outstanding to exceed $30,000,000;

                          (iv) entrance into any contract, agreement or transaction by the Partnership with either Partner or any Affiliate of either Partner except for transactions in the ordinary course of business and except for other transactions not involving more than $1,000,000 per year, in either case on terms that are not less favorable than those available from unrelated third parties;

                          (v) admission of any person as a partner of the Partnership except as provided in Section 8.4; and

                          (vi) such other matters as may be required pursuant to the terms of this Partnership Agreement.

         4.5 Partnership Manager. The day-to-day affairs of the Partnership shall be managed the Partnership Manager appointed by the Management Committee, subject in each case to the Management Committee. The initial Partnership Manager shall be CSub.

                 (a) The Partnership Manager shall be responsible for the implementation of the decisions of the Management Committee and shall have power and authority to, and shall, conduct all of the ordinary and usual business and affairs of the Partnership and its Business including, without limitation, procurement of raw materials, manufacture of products and performance of services, marketing and distribution of products and services, financing the Partnership's operations, procuring and maintaining capital assets, insuring against risks normally insured against in the Partnership's lines of business, employment of personnel and the provision of compensation and benefits thereto, provision of accounting, budgeting, planning and tax functions, collection of receivables and other amounts owed to the Partnership, procurement of accounting, legal and other professional services, maintaining banking relationships, and such other functions as are necessary for the conduct of the business and affairs of the Partnership. The Partnership Manager shall at all times conform to the policies of the Management Committee. The Partnership Manager shall keep the Management Committee informed as to all matters concerning the Partnership. Without limiting the generality of the foregoing, the partners hereby grant to the Partnership Manager the power without joinder of the Partners, to execute any and all agreements, contracts, evidences of indebtedness, security agreements, financing statements, and other instruments and documents as may be necessary or expedient to carry out and effectuate the purposes of the Partnership, in accordance with this Agreement, on behalf of the Partnership and the execution and delivery of any such agreements, instruments or documents by the Partnership Manager on behalf of the Partnership, shall be as to third parties conclusive evidence that the execution of such agreement, document or instrument has been authorized in accordance with this Agreement.

                 (b) On or before September 1, 1996 and at least 30 days prior to the commencement of each fiscal year after the fiscal year ending December 31, 1997, the Partnership Manager shall prepare and deliver to the Management Committee draft budgets for the fiscal year ending December 31, 1997 and for each subsequent fiscal year, as applicable. One of the budgets will address the operations of the Partnership and the other will address capital expenditures. The capital expenditures budget shall be subject to review and approval by the Management Committee. Following Management Committee approval of the capital expenditures budget, the Partnership Manager shall prepare final capital expenditures and operating budgets for such fiscal year and deliver copies thereof to the Partners, and such final budgets shall be the budgets for such fiscal year. The Partnership Manager may, prior to or during any fiscal year, if in its reasonable judgment then existing circumstances warrant the same, amend the budgets. The Partnership Manager shall promptly deliver a copy of any such amended budget to the Partners.

                 (c) In performing its duties hereunder, the Partnership Manager shall do so in a manner and with a degree of care and skill comparable to those employed by the Partnership Manager in the conduct of its own business operations of similar nature and scope, and Partnership Manager shall not be responsible to manage the business and affairs of the Partnership to any high standard of performance.

                 (d) In the performance of its duties hereunder, the Partnership Manager may utilize the personnel, assets and other resources of the Partnership, and to the extent assets, personnel, funds and other resources of the Partnership are, in the judgment of the Partnership Manager, not appropriate or are insufficient to allow it to accomplish the performance of its management functions hereunder or, in the judgment of the Partnership Manager, such functions can be better performed by the use of the personnel, assets and other resources of the Partnership Manager or its Affiliates, the Partnership Manager may use such other personnel, assets and other resources. If such personnel, assets or other resources of the Partnership Manager or its Affiliates are so used, the costs thereof shall be reimbursable to the Partnership Manager under Section 4.5(e). Nothing contained herein shall obligate the Partnership Manager to so use its own personnel, assets and other resources to perform its functions hereunder.

                 (e) The Partnership manager shall not be entitled to receive any management fee or other compensation for its services but shall be entitled to reimbursement on a monthly basis, on or before the 15th day of each month, of all out-of-pocket costs and all expenses (including a portion of the expenses of the Partnership Manager and its Affiliates) incurred on behalf of, or in the conduct of the operations of, the Partnership for the preceding month, in accordance with this Section 4.5(e).

                          (i) Partnership Manager shall keep appropriate records of all out-of-pocket costs incurred by Partnership Manager and its Affiliates on behalf of, or in the conduct of the operations of, the Partnership, on the same basis as it records out-of-pocket costs incurred in its own operations.

                          (ii) Partnership Manager and its Affiliates shall be entitled to be reimbursed for its incremental expenses incurred in providing the following functions to the
                 Partnership:

                          (A)     Accounting;

                          (B)     Payroll;

                          (C)     Credit and collections;

                          (D)     Management information systems;

                          (E)     Human resources; and

                          (F) Any other function mutually agreed to by Partnership Manager and the Partners.

                          (iii) The Partnership Manager shall prepare and
                 deliver to the Partners, on an annual basis, a detailed reconciliation of all amounts paid to the Partnership Manager pursuant to this Section 4.5(e). If any Partner objects to such reconciliation, such Partner may, at its expense, have a review performed by an independent auditor. In no instance, will the incremental expenses charged be higher than allocation methods used by Caraustar for charge-out of similar expenses to any of Partnership Manager's Affiliates.

         4.6 Indemnification. In carrying out their duties hereunder, the Partners, the Partnership Manager, the Management Committee, any officers or employees of the Partnership, and any directors, officers or employees of the Partnership Manager who are engaged in activities on behalf of, or who are performing functions for, the Partnership shall not be liable to the Partnership nor to any Partner for their good-faith actions, or failure to act, nor for any errors of judgment, nor for any act or omission believed in good faith to be within the scope of authority conferred by this Agreement, but only for willful misconduct or gross negligence. The Partnership shall indemnify and hold harmless any such persons, their agents and employees against and from any loss, liability or damage incurred as a result of any act or omission such persons believed in good faith to be within the scope of authority conferred by this Agreement, or as a result of any such party's relationship to the Partnership, except for willful misconduct or gross negligence.
Notwithstanding the foregoing, the Partnership's indemnification of such persons shall be only with respect to such loss, liability or damage which is not otherwise compensated for by insurance carried for the benefit of the Partnership.

                                   ARTICLE V

                           ACCOUNTING AND TAX MATTERS

         5.1     Books of Account.

                 (a) The Partnership Manager shall, in accordance with applicable laws and GAAP, keep accurate books of account covering all activities carried on by the Partnership. The Partnership Manager will prepare and deliver to both Partners such management, operational and financial reports as requested by either Partner, including monthly profit and loss statements.

                 (b) The books of account shall be maintained at the Partnership's principal office.

         5.2     Tax Status and Reports.

         (a) Any provision hereof to the contrary notwithstanding, solely for United States federal income tax purposes, each of the Partners hereby recognizes that the Partnership will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended (the "Code"); provided, however, that the filing of income tax returns on behalf of the Partnership shall not be construed to extend the purposes of the Partnership or expand the obligations or liabilities of the Partners. Except as unanimously agreed to the contrary by the Management Committee, the Partnership shall make such elections and adopt such methods of accounting for tax purposes as shall minimize taxable income and gain and maximize credits, deductions and losses, and the Partnership shall utilize the method or election which maximizes Partnership or Partner cash flow.

         (b) The Partnership Manager shall prepare or cause to be prepared all tax returns and statements, if any, which must be filed on behalf of the Partnership with any taxing authority and shall make timely filing thereof. Within ninety days following the end of each tax year, the Partnership Manager shall cause to be furnished to each Partner such tax information with respect to the Partnership for such tax year as is reasonably required by the Partners for completion of their federal income tax returns.

         (c) The Partnership Manager shall prepare or cause to be prepared such financial reports as of the end of each month and as of the end of each fiscal quarter as the Management Committee shall designate from time to time. Such reports shall be certified by the Partnership Manager and shall be delivered to the Partners and to the members of the Management Committee within thirty days of the end of such period.

         (d) The Partnership Manager shall select and engage as auditors for the Partnership a firm of nationally known independent certified public accountants selected by the unanimous vote of the Management Committee. Such auditors shall at the end of each fiscal year (i) audit the records and accounts of the Partnership and (ii) render their opinion on the statement of financial condition of the Partnership as of the end of each fiscal year and of the results of its operations, changes in financial condition, its income and its Net Cash Flow for each fiscal year.

         5.3     Allocation Provisions.

         (a) Generally. Except as otherwise provided herein, income, gain, loss, deduction or credit will be computed in accordance with the Allocation Regulations. Unless otherwise provided by the Allocation Regulations, all items of income, gain, loss, deduction or credit shall be allocated to the Partners pro rata in accordance with their Ownership Interests.

         (b) Tax Allocations - Code Section 704(c). In accordance with Code Section 704(c) and the related Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership, solely for tax purposes, will be allocated among the Partners so as to take account of any variation between the adjusted basis to the Partnership of the property for federal income tax purposes and the Book Value of the property. The Partnership shall use the traditional method to eliminate disparities between book and tax items with respect to Property contributed to the Partnership. Allocations under this Section 5.3(b) are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Net Profit, Net Loss or other items or distributions under any provision of this Agreement.

         (b) Other Allocation Rules. For purposes of determining the Net Profit, Net Loss, or any other item allocable to any period, Net Profit, Net Loss, and any such other item shall be determined on a daily, monthly, or other basis, as determined by the Partnership Manager using any permissible method under Section 706 of the Code and the Regulations thereunder.

         5.4 Right to Examine Books of Partnership. Each Partner shall have the right at any time to examine the books and records of the Partnership and to audit the accounts of the Partnership. No Partner will be entitled, however, to examine the cost or other proprietary information of the other Partner without the consent of such Partner, except that TSub shall be entitled to have an independent auditor examine cost information of Caraustar to verify that Section 4.5(e) has been complied with. Such auditor may report its conclusions to TSub but shall not disclose detailed cost information to TSub. Any such detailed cost information developed by the auditor may be presented in any arbitration proceeding under Section 9.9.

         5.5 Partnership Level Tax Audits. CSub is designated as the "Tax Matters Partner" within the meaning of Section 623(a)(7) of the Code. The general duties of the Tax Matters Partner shall be to inform the other parties of all matters which shall come to its attention in its capacity as Tax Matters Partner by giving the other parties notice thereof within 10 days after becoming so informed. In general, the Tax Matters Partner shall not take any action contemplated by Section 6221 through 6233 of the Code unless it has first given the other parties notice of the contemplated action and received the unanimous consent of the parties to such contemplated action. This provision is not intended to authorize the Tax Matters Partner to take any action which is left to the determination of an individual party under Section 6221 and 6223 of the Code. More specifically, the duties of the Tax Matters Partner and all of the parties individually shall include, without limitation, the items enumerated in Sections 5.5(a) through 5.5(i) below:

         (a) The parties shall furnish the Tax Matters Partner with such information including, without limitation, information specified in Section 6230(e) of the Code as it may reasonably request to permit it to provide the Internal Revenue Service with sufficient information to allow proper notice to the parties in accordance with Section 6223 of the Code. The parties shall also furnish to each other copies of all correspondence with the Internal Revenue Service or the Department of the Treasury regarding any aspect of "partnership items", as defined in Code Section 6231(a)(3), or the Partnership tax return. The Tax Matters Partner shall keep each party informed of all administrative and judicial proceedings for the adjustment at the Partnership level of partnership items in accordance with Section 6223(g) of the Code.

         (b) The parties shall promptly notify the Tax Matters Partner at least ten days in advance of their treatment of any partnership item on their federal income tax return in a manner which is inconsistent with the treatment of that item on the Joint Venture's tax return.

         (c) The Tax Matters Partner shall not enter into any extension of the period of limitations as provided under Section 6229 of the Code without first giving reasonable advance notice to all other parties of such intended action and obtaining their unanimous consent.

         (d) No party shall file pursuant to Section 6227 of the Code, a request for an administrative adjustment of partnership items for any Partnership taxable year without first giving reasonable advance notice to all other parties. If all of the parties agree with the requested adjustment, the Tax Matters Partner shall file the request for administrative adjustment on behalf of the Partnership. If unanimous consent is not obtained within thirty days, or within the period required to timely file the request for administrative adjustment, if shorter, any party, including the Tax Matters Partner, may file a request for administrative adjustment on its own behalf.

         (e) Any party intending to file a petition under Code Sections 6226 and 6228, or other sections of the Code with respect to any partnership item, or other tax matters involving the Partnership, shall give reasonable advance notice to the other parties of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Partner is the party intending to file such petition, such notice shall be given within a reasonable time to allow the other parties to participate in the choosing of the forum in which such petition shall be filed. If the parties do not agree on the appropriate forum, then the appropriate forum shall be decided by a majority vote. Each party shall have a vote in accordance with their Percentage Interest. If a majority cannot agree, the Tax Matters Partner shall choose the forum. If any party intends to seek review of any court decision rendered as a result of a proceeding instituted under this Section, such party shall notify all of the other parties of such intended action.

         (f) The Tax Matters Partner shall not enter into settlement negotiations with respect to the tax treatment of partnership items without first giving reasonable advance notice of such intended action (including any proposal for settlement) to the other parties. The Tax Matters Partner shall not bind any other party to a settlement agreement without obtaining the written concurrence of any such party who would be bound by such agreement. Unless prohibited, any other party who enters into a settlement agreement with the Internal Revenue Service or the Secretary of the Treasury with respect to any partnership items shall notify the other parties of such settlement agreement within ninety days from the date of settlement.

         (g) The Tax Matters Partner shall have the right to engage legal counsel, certified public accountants, or other assistance without the prior written consent of a majority of the parties with respect to partnership level tax audits and contests. Any reasonable item of expense with respect to such matters, including but not limited to fees and expenses for legal counsel, certified public accountants, and other experts which the Tax Matters Partner incurs in connection with any Partnership level audit, assessment, litigation, or other proceedings regarding any partnership item, shall be borne by the Partnership.

         (h) The provisions of this Section 5.5, including but not limited to the obligation to pay fees and expenses contained in Section 5.5(g), shall survive the termination of the Partnership and the termination of any party's interest in the Partnership and shall remain binding for a period of time necessary to resolve with the

Internal Revenue Service or the Department of Treasury any and all matters regarding the federal income taxation of the Partnership for the applicable tax year.

         (i) The provisions of this Section 5.5 shall extend to other taxes measured by or computed with respect to income to the extent rules similar to Code Sections 6221 through 6223 are applicable to such taxes.

                                   ARTICLE VI

                        OUTSIDE INTERESTS OF THE PARTIES

         6.1 Outside Interests. Notwithstanding any other provision of this Agreement, each Partner hereby acknowledges and agrees that:

                 (a) each Partner may engage, directly or indirectly, in the manufacture and sale of any products, the provision of any services or any other business or activities, whether or not the same is or may be deemed to be in competition with the Business of the Partnership;

                 (b) each Partner shall have the right to acquire, develop and exploit any and all properties, businesses and activities that such Partner determines to acquire, develop and exploit, and shall have no obligation to represent any such opportunity to the Partnership;

                 (c) neither Partner shall be obligated to make any accounting to the Partnership with respect to such activities; and

                 (d) neither Partner shall have any claim or cause of action against the other Partner for engaging in such activities.

         6.2 Prohibition of Exchange of Financial or Production Data. CSub and TSub hereby agree that the parties shall not in fact nor shall they agree to exchange cost and pricing data, financial information, production and labor cost information, burden rate information or any similar information which would impair the maintenance of a valid competitive posture between the parties with respect to competition for business outside the scope of the Partnership.

                                  ARTICLE VII

                              TERM AND DISSOLUTION

         7.1 Term. The Partnership shall commence as of the date of this Agreement and shall continue until the first to occur of the following events of dissolution and thereafter for so long as is necessary to complete the winding up of the business of the Partnership:

         (a) the Partnership has been dissolved by the unanimous consent to the Partners;

         (b) the Partnership has been dissolved pursuant to express provisions of this Agreement;

         (c)     the Partnership has been dissolved pursuant to law;

         (d)     the fiftieth anniversary of the date of this Agreement; or

         (e) any event has occurred which makes it unlawful for the business of the Partnership to be carried on or for the Partners to carry it on as a partnership.

         7.2     Dissolution.

         (a) Upon dissolution of the Partnership, a full and general accounting of the Partnership's assets, liabilities and transactions shall at once be taken and the Partnership's business shall be wound up. Such assets shall be sold as soon as possible, the Partnership's obligations shall be discharged or adequately provided for, and all debts and other amounts due the Partnership shall be collected. The Partnership Manager shall be responsible for liquidating the Partnership and shall have all powers and authority granted and delegated to the Partnership Manager under Article IV and as are necessary to effect the purpose of this Section 7.2. The proceeds thereof shall be distributed as follows:

         (i) to the repayment of debts and liabilities of the Partnership, other than debts and liabilities to any of the Partners; then

         (ii)     to repayment of any Partner Loans; then

         (iii) to the establishment of such cash reserves as the Partnership Manager deems appropriate for any contingent or unforeseen liabilities of the Partnership; provided, however, that at the expiration of such period as the General Partner deems advisable, the balance of such cash reserves shall be distributed to the Partners in the manner hereinafter provided; then

         (iv) to the Partners in accordance with the positive balances of their Capital Accounts; and then

         (v)     to the Partners in accordance with their Ownership Interests.

         (b) Negative Capital Accounts. If any Partner has a deficit balance in its Capital Account (upon liquidation of the Partnership or otherwise), such Partner shall have no obligation to restore such negative balance or to make any Capital Contribution to the Partnership by reason thereof, and such negative balance shall not be considered an asset of the Partnership or of any Partner.

                                  ARTICLE VIII

                             TRANSFER OF INTERESTS

         8.1 Prohibited Transfers. Except as otherwise provided in this Agreement, TSub may not assign, transfer, pledge or hypothecate its interest in the Partnership, or any part thereof, or its interest in any assets or property of the Partnership except with the prior written consent of CSub, which consent will not be unreasonably withheld. Any assignment, transfer, pledge or
hypothecation in violation of this Section shall be void.    Nothing in this
Agreement shall, or shall be deemed to, prohibit or restrict any assignment, transfer, pledge or hypothecation by CSub of any interest in the Partnership, or any part thereof, or its interest in any assets or properties of the Partnership.

         8.2 Permitted Transfers. Notwithstanding any other provision of this Agreement, TSub, without the consent of CSub, may assign its interest in the Partnership to TPI or another subsidiary wholly-owned, directly or indirectly, by TPI (a "Permitted Transferee"); provided, however, that TSub shall notify CSub in writing not less than five days prior to such assignment.

         8.3 Assumption by Assignee. Any assignment of a Partner's interest in the Partnership permitted under this Agreement shall be in writing and shall be subject to all of the provisions of this Agreement and constitute an assignment and transfer of all of the assignor's rights hereunder with respect to such interest or part thereof, and the assignee shall expressly agree in writing to be bound by all of the terms of this Agreement and assume and agree to perform all of the assignor's agreements and obligations existing or arising at the time of and subsequent to such assignment; provided, however, that the assignor shall at all times remain fully responsible and liable for its obligations and liabilities hereunder, unless the nonassigning Partner shall agree to a novation.

         8.4 Admission of Assignee as Partner. Any assignee of a Partner's interest in the Partnership shall if (i) the transfer is permitted hereunder and (ii) the assignee has assumed the assignor's agreements and obligations in accordance with this Agreement, be admitted as a partner of the Partnership in the place and stand of the assignor and shall have the same capital account, Ownership Interest and other rights and obligations as the assignor hereunder.

         8.5 Other Restrictions on Transfer. It is expressly acknowledged and agreed that the interests in the Partnership do not, and are not intended to, constitute "securities" under state or federal securities laws. Nevertheless, each Partner acknowledges that the interests in the Partnership have not been registered under the Securities Act of 1933 or the securities act of any state. Further, each Partner represents and warrants that it is acquiring its interest in the Partnership for its own account, for investment and without a view to the sale or distribution thereof within the meaning of any applicable securities laws. Notwithstanding any other provision of this

Agreement, each Partner agrees that its interest in the Partnership shall be sold, transferred, assigned or otherwise disposed of only under circumstances such that if it constituted a "security" as above provided, the transaction would nevertheless be exempt from the registration requirements of any applicable securities laws. As a result of the foregoing, each Partner acknowledges that it must hold its interest in the Partnership indefinitely, assuming the entire risk of investment thereon, unless it is subsequently registered under applicable securities laws or unless an exemption from such registration is available.

         8.6     Put.

         (a) At any time after three years from the date of this Agreement, TSub may, by giving irrevocable written notice (the "Put Notice") to CSub, require CSub to purchase all of TSub's Ownership Interest in the Partnership at a cash price equal to the Put/Call Price (the "Put"). The Put Notice shall contain appropriate terms regarding the assumptions of, and indemnification and release with respect to, the liabilities and obligations of the Partnership and the repayment of loans to the Partner selling its interest (the "Put Terms"). Any purchase or sale pursuant to the Put shall be subject to the Put Terms outlined in the Put Notice.

         (b) The closing of any sale of an Ownership Interest in the Partnership pursuant to this Section 8.6 (the "Put Closing") shall be held at the principal offices of the Partnership, unless otherwise mutually agreed by the Partners, on a mutually acceptable date. Such date of Put Closing shall not be less than 90 days after the date of the Put Notice unless otherwise agreed in writing by CSub. Unless otherwise mutually agreed by the Partners, the Put/Call Price for the purchase of an interest in the Partnership pursuant to this Section 8.6 shall be paid in cash at the Closing and the Partners shall execute such documents as are reasonably necessary to satisfy the Terms.

         (c) If CSub is restricted or prevented from consummating the purchase of all or a portion of TSub's Ownership Interest pursuant to the exercise of the Put by the terms of any agreement to which the Partnership or CSub is a party, then Caraustar shall purchase the Ownership Interests in accordance with the terms of this Section 8.6.

         (d) CSub may, before or after the giving the Put Notice and prior to the Put Closing, designate any Affiliate of CSub as the person to purchase the Ownership Interest that is the subject of the Put, and such Affiliate shall thereafter, in lieu of CSub, acquire the Ownership Interest subject to the Put.

         (e) Each Partner shall make all filings necessary to comply with the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended in connection with the exercise of the Put.

         (f) Any Partner Loans owed by the Partnership to TSub will be repaid in full upon the consummation of the purchase pursuant to the Put, and the Partners shall cause the Partnership to repay such loans.

         8.7     Call.

         (a) At any time after four years from the date of this Agreement, CSub may, by giving irrevocable written notice (the "Call Notice") to TSub, require TSub to sell all of TSub's Ownership Interest in the Partnership at a cash price equal to the Put/Call Price (the "Call"). The Call Notice shall contain appropriate terms regarding the assumptions of, and indemnification and release with respect to, the liabilities and obligations of the Partnership and the repayment of loans to the Partner selling its interest (the "Call Terms"). Any purchase or sale pursuant to the Call shall be subject to the Call Terms outlined in the Call Notice.

         (b) The closing of any sale of an Ownership Interest in the Partnership pursuant to this Section 8.7 (the "Call Closing") shall be held at the principal offices of the Partnership, unless otherwise mutually agreed by the Partners, on a mutually acceptable date. Such date of Call Closing shall not be less than 90 days after the date of the Call Notice unless otherwise agreed in writing by CSub. Unless otherwise mutually agreed by the Partners, the Put/Call Price for the purchase of an interest in the Partnership pursuant to this Section 8.7 shall be paid in cash at the Closing and the Partners shall execute such documents as are reasonably necessary to satisfy the Call Terms.

         (c) CSub may, before or after the giving the Call Notice and prior to the Call Closing, designate any Affiliate of CSub as the person to purchase the Ownership Interest that is the subject of the Call, and such Affiliate shall thereafter, in lieu of CSub, acquire the Ownership Interest subject to the Call.

         (e) Each Partner shall make all filings necessary to comply with the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended in connection with the exercise of the Call.

         (f) Any Partner Loans owed by the Partnership to TSub will be repaid in full upon the consummation of the purchase pursuant to the Call, and the Partners shall cause the Partnership to repay such loans.

         8.8 Drag-Along Rights. If CSub proposes to sell to any person other than an Affiliate of CSub (an "Unaffiliated Purchaser") all of its Ownership Interest in the Partnership, CSub shall have the right to require TSub and its Permitted Transferees to participate in such sale. Such rights shall be exercised by delivering a notice (the "Buyout Notice") to TSub stating that CSub proposes to effect such transaction, the name and address of the Unaffiliated Purchaser and the proposed purchase price for its Ownership Interest. TSub and its permitted transferees agree that, upon receipt of the Buyout Notice, they shall be obligated to sell all of their Ownership Interest to the Unaffiliated Purchaser (a) at a price equal to the product of (i) the price to be paid to CSub for its Ownership Interest times (ii) a fraction, the numerator of which is the percentage of TSub's Ownership Interest and the denominator of which is the percentage of the Ownership Interests held by CSub and all other persons selling in such transaction other than TSub, and (b) subject to the same terms and conditions as the terms and conditions applicable to the sale by CSub of its Ownership Interest.

         8.9 Tag-Along Rights. If CSub proposes to sell a majority of its Ownership Interest to an Unaffiliated Purchaser, TSub shall have the right to participate in such sale in accordance with the procedures set forth below:

         (a) If CSub proposes to sell any of its Ownership Interest in a transaction subject to this Section 8.9 (a "Covered Sale"), CSub shall deliver a written notice to TSub stating that it proposes to effect a Covered Sale, the name and address of the proposed purchaser, the terms and conditions of the Covered Sale, including the purchase price for the portion of CSub's Ownership Interest to be sold, together with a copy of all writings, if any, between the proposed purchaser and CSub necessary to establish the terms of the Covered Sale (the "Tag-Along Notice").

         (b) TSub shall have a period of thirty (30) days after delivery by CSub of the Tag-Along Notice within which to deliver written notice (the "Election Notice") to CSub of TSub's election to participate in the Coverage Sale by selling to the proposed purchaser the same proportion of TSub's Ownership Interest as CSub is selling of its Ownership Interest. By delivering the Election Notice to CSub within the thirty (30) day notice period, TSub shall be obligated to sell to such purchaser such proportion of its Ownership Interest (a) at a price equal to the product of (i) the price to be paid to CSub for its Ownership Interest times (ii) a fraction, the numerator of which is the percentage of TSub's Ownership Interest and the denominator of which is the percentage of the Ownership Interests held by CSub and all other persons selling in such transaction other than TSub, and (b) subject to the same terms and conditions as the terms and conditions applicable to the sale by CSub of its Ownership Interest.

         8.10 Specific Performance. Each Partner acknowledges and agrees that the restrictions contained in Article VIII are a reasonable and necessary protection of the legitimate interests of the parties hereto that any failure of either Partner to comply with the requirements of this Agreement will cause the other Partner irreparable injury. Accordingly, each Partner agrees that the other shall be entitled as a matter of right to specific performance of the requirements of Article VIII or to temporary or permanent injunctive relief against any breach or attempted breach of any provision of the Article VIII by the other Partner without the necessity of posting bond or proving actual damages. Such right to specific performance or to an injunction, however, shall be cumulative and in addition to any other remedies a Partner may have. The breaching Partner agrees to pay all court costs and reasonable attorneys' fees incurred by the other Partner in obtaining specific performance of, or any injunction against violation of, the requirements of this Article VIII.

                                   ARTICLE IX

                                    GENERAL

         9.1     Notices.

         (a) All notices or requests provided for or permitted to be given pursuant to this Agreement must be in writing and may be given or served by telegram, by depositing the same in the United States mail, addressed to the party to be notified, postpaid, and registered or certified with return receipt requested, or by delivering such notice in person to such party. Notices given or served pursuant hereto shall be effective upon receipt by the party to be notified.

         (b) All notices to be sent to CSub shall be sent or delivered to the following address:


                 To Caraustar:                  3100 Washington Street
                                                P.O. Box 115
                                                Austell, GA  30001

                                                Telephone: 770-948-3101
                                                Fax: 770-732-3401
                                                Attn:  President

                 With a copy to:                Robinson, Bradshaw & Hinson
                                                101 N. Tryon Street, Suite 1900
                                                Charlotte, NC  28246

                                                Telephone:  704-377-8301
                                                Fax: 704-378-4000
                                                Attn:  Robert G. Griffin

         (c) All notices to be sent to TSub shall be sent or delivered to the following address:

                 Tenneco Packaging Inc.
                 1603 Orrington Avenue
                 Evanston, Illinois 60201
                 Attn:  Chief Financial Officer

         9.2 Governing Laws. This Agreement and the obligations of the Partners hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware (other than its choice of law principles).

         9.3 Entire Agreement. This Agreement contains the entire agreement between the parties hereto relative to the formation of the Partnership. No variations, modifications, or changes herein or hereof shall be binding upon any party hereto unless set forth in a document duly executed by or on behalf of such party.

         9.4 Waiver. No consent or waiver, express or implied, by any Partner to or of any breach or default by the other in the performance by the other of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such Partner hereunder. Failure on the part of any Partner to complain of any act or failure to act of any of the other Partners or to declare any of the other Partners in default, irrespective of how long such failure continues, shall not constitute a waiver of such Partner of its rights hereunder.

         9.5 Severability. If any provisions of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such remaining provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

         9.6 Binding Agreement. Subject to the restrictions on transfers and encumbrances set forth herein, this Agreement shall inure to the benefit of and be binding upon the undersigned Partners and their respective heirs, executors, legal representatives, successors and assigns. Whenever in this Agreement a reference to any party or Partner is made, such reference shall be deemed to include a reference to the heirs, executors, legal representatives, successors, and assigns of such party or Partner.

         9.7 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and together shall constitute a single instrument.

         9.8 Further Assurances. Each Partner shall execute such documents and shall give such further assurances as shall be necessary or desirable to perform its obligations hereunder.

         9.9 Arbitration. Any disagreement with respect to any matter arising under the Agreement shall be resolved by arbitration in accordance with the then existing rules of the American Arbitration Association before a board of three arbitrators named in accordance with such rules. All costs and expenses of arbitration shall be paid by the Partnership.

         9.10 Notices of Transactions With Affiliates. Each Partner shall give the other Partner prompt written notice of any transactions between such Partner or any Affiliate thereof and the Partnership involving more than $1,000,000.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

                                        CSub


                                        By:
                                           --------------------------------
                                        Title:
                                              -----------------------------

                                        TSub


                                        By:
                                           --------------------------------
                                        Title:
                                              -----------------------------

                     AMENDMENT TO CONTRIBUTION AGREEMENT
                                   between
                            TENNECO PACKAGING INC.
                                     and
                            CARAUSTAR INDUSTRIES I

        AMENDMENT dated as of July 15, 1996 between TENNECO PACKAGING INC., a Delaware corporation ("TPI"), and CARAUSTAR INDUSTRIES INC., a North Carolina corporation ("Caraustar").

                            PRELIMINARY STATEMENT

        A. TPI and Caraustar have entered into a Contribution Agreement dated as of June 21, 1996 (the "Contribution Agreement"), pursuant to which TPI and Caraustar agreed to form a partnership to operate the Business (as defined in the Contribution Agreement).

        B. TPI and Caraustar desire to amend the Contribution Agreement, as follows:

                                  AGREEMENT

        1. Section 1.1 is amended by replacing the definitions of "Current Assets", "Current Liabilities", and Determination Date" with the following:

        ""Current Assets shall mean, as of the Effective Date, Inventory" and all other current assets of the Business other than cash and any other current assets that are Excluded Assets."

        ""Current Liabilities" shall mean, as of the Effective Date, all current liabilities of the Business other accrued and unpaid or deferred federal, state, local and foreign income Taxes with respect to taxable periods, or any portions thereof, ending on or before the Effective Date, and any other current liabilities that are Excluded Liabilities."

        ""Determination Date" shall mean the close of business on June 30, 1996."

        2.      Section 2.1 is amended to read as follows:

                "2.1 Formation of Partnership. On the terms and subject to the conditions set forth herein, as of the Effective Date TPI and Caraustar shall form a partnership, on the terms of the Joint Venture Agreement attached hereto as Annex A (the "Partnership")"

        3. Section 2.2(b) is amended by replacing the term "$115 million" with "$114.5 million".

              4. Section 2.2(c) is amended by replacing the term "$115 million" with "$114.5 million".

              5.  Section 2.6(g) is amended to read as follows:

                  "(g) all liabilities for income Taxes imposed with respect to the taxable periods, or portions thereof, ending on or before the Effective Date;"

              6.  Section 2.9 is amended by adding the following as subsection
          (c):


                "(c) TPI and Caraustar agree that, as between the parties, the Partnership shall be deemed formed, and the Closing will be deemed effective, as of 6:30 a.m. on July 1, 1996, with respect to the Rittman Mill, the recycling operations at the Rittman Mill, and the Cleveland Center, and 8:00 a.m. on July 1, 1996, with respect to the Tama Mill (the "Effective Date"). Accordingly, TPI and the Partnership shall make appropriate adjustments and payments with respect to the operations of the Business between the Effective Date and the Closing Date so that the Partnership receives all profits, and bears all losses (subject to the last sentence of this Section 9(c)) as of the Effective Date. The parties agree that title to the Contributed Assets and risk of loss with respect thereto, and all interest in profits and losses of from the operation of the Business, shall be deemed to have transferred to the Partnership as of the Effective Date. Notwithstanding the foregoing, (i) the parties' representations and warranties shall be deemed made on the actual Closing Date for all purposes under this Agreement, and (ii) any liabilities arising between the Closing Date and the Effective Date which would be Excluded Liabilities shall be deemed Excluded Liabilities and retained by TPI."

              7. Section 2.12(a) is amended by replacing the term "$115 million" with "$114.5 million".

              8.  Section 5.4(c) shall be amended to read as follows:

              "The Partnership shall grant all Employees credit for purposes of eligibility and vesting (but, except as provided in the following paragraph, not benefit accrual) under the Partnership's employee benefit plans (including vacation and severance) for their service with TPI prior to the Closing Date, to the same extent such service had been taken into account under the Plans.

              The Partnership shall grant Union Employees credit for all purposes, including benefit accrual, under the defined benefit pension plan or plans which cover the Union Employees of the Partnership (the "Partnership Union Pension Plan") for their service with TPI prior to the Closing Date, to the same extent such service had been taken into account under the Pension Plan for Certain Hourly Rated Employees of Packaging Corporation of America (the "TPI Hourly Pension Plan"). The Partnership Union Pension Plan may provide for an offset of a Union Employee's accrued benefit under the TPI Hourly Pension Plan, determined as of the Closing Date; provided, that the application of such offset shall not produce a benefit which is less than the benefit the Union Employee would have accrued under the Partnership Union Pension Plan absent the provisions of this paragraph. The provisions of this paragraph shall, in all respects, be construed consistently with the Partnership's obligations under Sections 2.5(a) and 5.4(b)(i) hereof."

              9. Schedules 2.6(c) and 3.11 are each amended to add the following:

              Complaint filed June 26, 1996, by the U.S. Environmental Protection Agency titled "In the Matter of Tenneco Packaging Corporation, Rittman, Ohio, facility CAA Docket No. 5CAA 96-006.

              10.  Schedule 3.14 is amended to add the following:

              Agreement dated June 19, 1996 (effective June 1, 1996) between 3M Specialty Chemicals Division and TPI relating to the purchase of Scotchban (TM) Protector products FC-807A, FC-807, and FC-845.

              11. Except as amended hereby, the Contribution Agreement is in full force and effect, and as amended hereby, is hereby ratified and confirmed.

                IN WITNESS WHEREOF, the parties have executed this Amendment to the Contribution Agreement as of the date set forth above.

                                TENNECO PACKAGING INC.


                                By:     /s/ Robert D. Harlow
                                        -----------------------------
                                Title:  Senior Vice President
                                        -----------------------------

                                CARAUSTAR INDUSTRIES INC.

                                By:     /s/ H. Lee Thrash, III
                                        -----------------------------
                                Title:  Vice President & CFO
                                        -----------------------------